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                     STOCK PURCHASE AGREEMENT


                    DATED AS OF AUGUST 3, 1995


                          BY AND BETWEEN


                    LEVMARK CAPITAL CORPORATION

                               AND

                         SHONEY'S, INC.


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
                              TABLE OF CONTENTS

1.      DEFINITIONS..............................................-1-

2.      PURCHASE AND SALE OF SHARES..............................-5-
     A. Sale of Shares...........................................-5-
     B. Assets Not Being Purchased and Sold......................-5-
     C. Transfer of Shares.......................................-5-

3.      PURCHASE PRICE...........................................-5-
     A. Purchase Price for the Shares............................-5-
     B. Means of Payment.........................................-6-

4.      NO ASSUMPTION OF OBLIGATIONS.............................-6-

5.      AUDITED BALANCE SHEET AND ADJUSTMENTS TO
        PURCHASE PRICE...........................................-6-
        A.      Proposed Balance Sheet...........................-6-
        B.      Right of Review..................................-6-
        C.      Audited Balance Sheet............................-7-
        D.      Adjustments......................................-7-
        E.      Post-Closing.....................................-7-

6.      HSR NOTIFICATION.........................................-8-

7.      SELLER'S REPRESENTATIONS AND WARRANTIES..................-8-
     A. General..................................................-8-
     B. Good Standing of Seller..................................-8-
     C. Good Standing and Foreign Qualification of Company.......-8-
     D. Board and Shareholder Authorization......................-9-
     E. Consents.................................................-9-
     F. Legality and Enforceability..............................-9-
        G.      Business of Company..............................-9-
        H.      Capital Structure of Company.....................-9-
        I.      Ownership of Shares..............................-10-
     J. Litigation...............................................-10-
     K. Financial Information....................................-11-
     L. Accounts Receivable; Inventory...........................-12-
     M.         No Other Liabilities.............................-13-
     N.         Taxes............................................-13-
     O.         No Changes.......................................-14-
     P.         Material Contracts...............................-16-
     Q.         Insurance........................................-17-
     R.         No Conflicts.....................................-18-
     S.         No Restrictions..................................-18-
     T. No Misstatements, etc....................................-18-
     U. Mortgages................................................-18-
     V. Property.................................................-19-
     W. Trademark Matters........................................-20-
     X. Conformance to Law.......................................-21-

                                 (i)
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        Y.      Employee Benefit and Labor Matters...............-21-
        Z.      Licenses and Permits.............................-24-
        AA.     Brokers..........................................-24-
        AB.     Hazardous Materials..............................-24-
        AC.     Asbestos.........................................-25-
        AD.     Charter..........................................-25-
        AE.     Bylaws...........................................-25-
        AF.     Stock Records....................................-25-
        AG.     Salaried Employees...............................-26-
        AH.     Bank Accounts....................................-26-
        AI.     OSHA and Other Filings...........................-26-
        AJ.     Major Suppliers and Customers....................-26-
        AK.     Copies of Documents..............................-26-

8.      BUYER'S REPRESENTATIONS AND WARRANTIES...................-27-
     A. General..................................................-27-
     B. Good Standing of Buyer...................................-27-
     C. Board Authorization......................................-27-
     D. Consents.................................................-27-
     E. Legality and Enforceability..............................-28-
     F. Litigation...............................................-28-
     G.         No Default.......................................-28-
     H. Securities Matters.......................................-28-
     I. No Restrictions..........................................-30-
     J. No Misstatements, etc....................................-30-
     K. No Broker................................................-31-

9.      COVENANTS OF SELLER......................................-31-
     A. Operate in Regular Manner................................-31-
     B. Maintenance of Property..................................-31-
     C. Books and Records........................................-31-
     D. Taxes and Assessments....................................-31-
     E. Inspection...............................................-31-
     F. No Tax Settlements.......................................-32-
     G. Notice of Certain Events.................................-32-
        H.      Capital Changes..................................-32-
        I.      Dividends........................................-32-
        J.      Certain Actions..................................-32-
        K.      Removal of Certain Encumbrances..................-33-
        L.      Hazardous Materials..............................-33-
        M.      Trademark........................................-34-
        N.      Remedial Actions.................................-34-

10.     TITLE AND ENVIRONMENTAL MATTERS..........................-34-
     A. Title Matters............................................-34-
     B. Environmental Matters....................................-35-

11.     CONDITIONS OF CLOSING....................................-35-
     A. Conditions for the Benefit of Buyer......................-35-
     B. Conditions for the Benefit of Seller.....................-38-
     C. Best Efforts and Right to Perform........................-41-
     D. Failure of Conditions....................................-41-
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     E. Waiver of Conditions.....................................-41-

12.     DELIVERIES AT THE CLOSING................................-41-
     A. Seller's Deliveries to Buyer.............................-41-
     B. Buyer's Deliveries to Seller.............................-42-
     C. Other Deliveries.........................................-43-

13.     TERMINATION..............................................-43-
     A. By Agreement or Failure of Conditions....................-43-
     B. Lapse of Time............................................-44-
     C. Notice; Remedies.........................................-44-

14.     INDEMNIFICATION..........................................-44-
     A. Indemnification by Seller................................-44-
     B. Indemnification by Buyer.................................-45-
     C. Participation in Third Party Claims......................-45-
        D.      Litigation.......................................-46-

15.     TAX MATTERS..............................................-47-
        A.      Tax Indemnities..................................-47-
        B.      Refunds and Tax Benefits.........................-48-
        C.      Contests.........................................-49-
        D.      Preparation of Tax Returns.......................-50-
        E.      Section 338(h)(10) Election......................-50-
        F.      Cooperation and Exchange of Information..........-52-
        G.      Miscellaneous....................................-52-

16.     SURVIVAL OF TERMS........................................-53-

17.     WAIVER AND AMENDMENT.....................................-53-

18.     CONFIDENTIAL INFORMATION AND RETENTION OF DOCUMENTS......-54-
     A. Confidential Information.................................-54-
     B. Retention of Documents...................................-54-
        C.      Inspection of Documents..........................-54-

19.     FEES AND EXPENSES........................................-55-

20.     PUBLICITY................................................-55-

21.     CERTAIN OPERATING SYSTEMS................................-55-

22.     TRANSFER TAXES, ETC......................................-56-

23.     NOTICES..................................................-56-

24.     CONSTRUCTION.............................................-57-

25.     SUCCESSORS AND ASSIGNS...................................-57-

26.     SEVERABILITY.............................................-57-
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27.     COUNTERPARTS.............................................-58-

28.     ENTIRE AGREEMENT.........................................-58-

29.     FURTHER ASSURANCES.......................................-58-

30.     NO THIRD PARTY BENEFICIARIES.............................-58-









































                                (iv)
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                     STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made on this 3rd day of August, 1995, by and between LEVMARK CAPITAL CORPORATION, a New York corporation having its principal executive offices at 175 Memorial Highway, New Rochelle, New York 10801 ("Buyer"), and SHONEY'S, INC., a Tennessee corporation having its principal executive offices at 1727 Elm Hill Pike, Nashville, Tennessee 37210 ("Seller").

                           WITNESSETH:

        WHEREAS, Seller owns all of the issued and outstanding capital stock of Mike Rose Foods, Inc., a Tennessee corporation ("Company"); and

        WHEREAS, Buyer desires to acquire from Seller, and Seller desires to transfer to Buyer, all of the issued and outstanding shares of capital stock of Company in exchange for payment to Seller of the Purchase Price (as defined herein) to be delivered on the Closing Date (as defined herein), all upon the terms and conditions hereinafter set forth;

        NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements, provisions, covenants and grants contained herein, the parties hereto hereby agree as follows:

1.      DEFINITIONS

        For purposes of this Agreement, in addition to the terms defined elsewhere herein, unless the context otherwise requires, the following terms shall have the meanings indicated:

        "ACCOUNTS RECEIVABLE" means all of the accounts and notes receivable owed to the Company.

        "ACCOUNTS PAYABLE" means all of the accounts and notes payable owed by the Company.

        "AFFILIATE" means, when used with respect to a specific Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

        "ASBESTOS" shall have the meaning set forth in SECTION 7.AC.

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        "BUYER" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "BUYER'S COUNSEL" means King & Spalding of Atlanta, Georgia.

        "CHATTEL MORTGAGES" shall have the meaning set forth in SECTION
7.U.

        "CLOSING" means the consummation of the purchase and sale of all of the issued and outstanding shares of capital stock of Company as provided in this Agreement.

        "CLOSING DATE" means September 30, 1995, or any other Friday as may be mutually agreed upon by the parties hereto.

        "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations or published rulings promulgated or issued thereunder.

        "COMPANY" shall have the meaning set forth in the first recital of this Agreement.

        "CONTROLS" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means possession, directly or indirectly, of power to direct or cause direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

        "DUE INQUIRY" means an inquiry by Seller of a group of employees of the Company on July 31, 1995 in the presence of Buyer's representatives with respect to particular matters in this Agreement.

        "ENVIRONMENTAL LAWS" shall have the meaning set forth in SECTION
7.AB.

        "ENVIRONMENTAL CONDITION" means any condition (other than Scheduled Environmental Conditions) at the Site which: (1) is in violation of applicable Environmental Laws; (2) involves the disposal or emission of Hazardous Materials prior to the Closing Date that results in any damages or injury to or claim by any third party; or (3) results in a claim by any governmental or regulatory authority under applicable Environmental Laws.

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

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations or published rulings promulgated or issued thereunder.

        "ERISA AFFILIATE" means any trade or business (whether incorporated or unincorporated) which is a member of a group described in
Section 414(b), (c), (m) or (o) of the Code, of which Company is also a member.

        "HAZARDOUS MATERIALS" means and shall include, without limitation, hazardous substances as defined in CERCLA, 42 U.S.C. Section 9601(14), hazardous wastes and hazardous constituents as defined in RCRA, 42 U.S.C.
Section 6901, et seq., toxic substances as defined in TSCA, 15 U.S.C. Section 2601 et seq., gasoline, petroleum products, explosives, radioactive materials, polychlorinated biphenyls or related or similar materials, or any other substance or material defined as of the date hereof as hazardous or toxic by any federal, state or local law, ordinance, rule or regulation, but excluding Asbestos.

        "HSR ACT" shall have the meaning set forth in SECTION 6.

        "INVENTORIES" means, collectively, Company's inventories of raw materials, work in process and finished goods, whether stored on or away from the Site.

        "1933 ACT" means the Securities Act of 1933, as amended.

        "PERMITTED ENCUMBRANCE" shall have the meaning set forth in
SECTION 10.A.(1).

        "NONCOMPETITION AGREEMENT" means an agreement to be entered into between Seller and Company on the Closing Date, which agreement shall be in the form attached hereto as EXHIBIT 1.

        "PERSON" means an individual, partnership, corporation, trust or other entity, or a government or agency or instrumentality thereof.

        "PURCHASE PRICE" shall have the meaning set forth in SECTION 3.A.

        "REAL ESTATE MORTGAGES" shall have the meaning set forth in
SECTION 7.U.

        "SCHEDULED ENVIRONMENTAL CONDITION" means those matters identified on SCHEDULE 1.A.

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        "SELLER" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "SELLER'S COUNSEL" means Tuke Yopp & Sweeney of Nashville,
Tennessee.

        "SHARES" means the three hundred (300) issued and outstanding shares of the fifty dollar ($50.00) par value common stock of Company.

        "SITE" means Company's place of business at 189 Spence Lane, Nashville, Davidson County, Tennessee.

        "SUPPLY AGREEMENT" means an agreement to be entered into between Seller and Company on the Closing Date, which agreement shall be in the form attached hereto as EXHIBIT 2.

        "TAXES" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

        "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "TERMINATION DATE" means October 15, 1995.

        "TITLE COMPANY" shall have the meaning set forth in
SECTION 10.A.(1).

        "TRADEMARK" means the trademark listed on SCHEDULE 1.B.

        "TRADEMARK ASSIGNMENT" means an assignment between Seller and Company pursuant to which the Trademark is assigned to Company, in form and substance reasonably acceptable to the parties.

        "WORKING CAPITAL" means the excess of: (i) cash plus trade Accounts Receivable plus Inventories over (ii) Accounts Payable.

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

        All references herein to "Sections," "Schedules" and "Exhibits" shall, unless otherwise indicated, refer to the sections, schedules and exhibits which (through attachment or incorporation by reference) are a part of this Agreement.


2.      PURCHASE AND SALE OF SHARES

        A. SALE OF SHARES. Seller agrees to sell, transfer and convey to Buyer on the Closing Date, subject to the terms and conditions set forth in this Agreement, free and clear of all liens, encumbrances, claims, pledges or security interests or charges or interests of any kind whether voluntarily incurred or arising by operation of law or otherwise, the Shares. Buyer agrees to accept the transfer from Seller of the Shares subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and agreements of Seller set forth herein and in the other agreements entered into pursuant to this Agreement.

        B. ASSETS NOT BEING PURCHASED AND SOLD. No asset, property or item other than the Shares is being conveyed to Buyer hereunder.

        C. TRANSFER OF SHARES. Subject to the satisfaction or waiver of the conditions set forth in SECTION 11, on the Closing Date, Seller shall transfer the Shares by delivery of a stock certificate or stock certificates representing all of the Shares, duly endorsed in blank or with executed stock powers or assignments attached, in proper form for transfer. With the exception of the monies required to be paid pursuant to SECTION 3 (which monies shall be wire transferred to Seller's account in Nashville, Tennessee pursuant to instructions to be provided by Seller), the transfers and deliveries contemplated by this Agreement shall be completed at the offices of Seller's Counsel, Suite 1700, Third National Bank Building, Nashville, Tennessee 37219 (or at such other place as may be agreed upon by the parties hereto) at 9:00 a.m. (Central Time) on the Closing Date.


3.      PURCHASE PRICE

        A. PURCHASE PRICE FOR THE SHARES. The purchase price for the Shares, which Buyer agrees to pay at Closing, shall be Fifty-four Million Eight Hundred Fifty Thousand Dollars ($54,850,000.00) (the "Purchase Price").

        B. MEANS OF PAYMENT. Buyer shall pay the Purchase Price to Seller on the Closing Date by wire transfer of immediately available funds in Nashville, Tennessee, as directed by Seller.


4. NO ASSUMPTION OF OBLIGATIONS Buyer does not and shall not assume hereunder or be responsible or liable in any way or amount for or in respect of any obligations, commitments, indebtedness or liabilities of Seller of any kind or character whatsoever.


5.      AUDITED BALANCE SHEET AND ADJUSTMENT TO PURCHASE PRICE

        A. PROPOSED BALANCE SHEET. As promptly as practicable after the Closing Date, Coopers & Lybrand, certified public accountants (the "Auditors"), shall, at Buyer's expense, conduct and complete an audit in accordance with generally accepted auditing standards of the balance sheet of Company as of the Closing Date (the "Proposed Balance Sheet"). The Proposed Balance Sheet shall be prepared in accordance with generally accepted accounting principles applied consistently with past practices and in accordance with the principles used in preparing the Balance Sheet (as defined in SECTION 7.K.(1)). Seller shall use its best efforts to assist and to cause Ernst & Young LLP, certified public accountants ("E&Y"), to assist the Auditors in completing the audit and the preparation of the Proposed Balance Sheet.

        B. RIGHT OF REVIEW. E&Y shall have the right to review the Proposed Balance Sheet and all work papers and audit procedures relating thereto. E&Y shall complete its review of the Proposed Balance Sheet within thirty (30) days after the Proposed Balance Sheet has been made available to E&Y. If E&Y is of the view that any adjustment should be made to the Proposed Balance Sheet in order for the Proposed Balance Sheet to be prepared in accordance with the requirements of SECTION 5.A., E&Y shall give the Auditors and Buyer written notice of such adjustments. If no such notice is given within thirty (30) days after the Proposed Balance Sheet has been made available to E&Y, Seller and E&Y shall be deemed to have accepted the Proposed Balance Sheet without adjustment. If the Auditors agree with any of the adjustments proposed by E&Y, such adjustments shall be made to the Proposed Balance Sheet. If there are any proposed adjustments that are disputed by the Auditors, then the Auditors, E&Y, Buyer and Seller shall negotiate in good faith to resolve all disputed adjustments. If, after a period of thirty (30) days following the date on which E&Y gives the Auditors written notice of any proposed adjustments, any such adjustments still remain disputed, then the Auditors and E&Y shall jointly select a nationally recognized accounting firm (the "Joint Firm") to resolve any remaining disputed adjustments, and the decision of the Joint Firm shall be final and binding on the parties hereto. The parties hereto shall use their best efforts to cause the Joint Firm to resolve any such remaining disputed adjustments as promptly as possible.

        C. AUDITED BALANCE SHEET. After the Proposed Balance Sheet has been prepared and any related adjustments thereto have been calculated and agreed to pursuant to SECTION 5.A. and SECTION 5.B., all adjustments, if any, so agreed to with respect to the Proposed Balance Sheet shall be made. The Proposed Balance Sheet, as so revised by all such adjustments, if any, is referred to hereinafter as the "Audited Balance Sheet."

        D. ADJUSTMENTS. The parties hereto acknowledge that the Purchase Price has been calculated based on certain assumptions with respect to the financial condition of Company that will be disclosed on the Audited Balance Sheet. Accordingly, the parties hereto agree that if Working Capital of Company as reflected on the Audited Balance Sheet ("Audited Working Capital") is less than Six Million Nine Hundred Ninety-Three Thousand, Six Hundred Sixty Three Dollars ($6,993,663.00) (the "Benchmark Amount"), Seller shall pay to Buyer on the "Post-Closing Date" (as hereinafter defined) an amount (hereinafter referred to as the "Deficiency Payment") equal to the amount by which the Audited Working Capital is less than the Benchmark Amount. Seller shall also pay, in addition to any Deficiency Payment, interest on such payment, at an annual interest rate equal to the prime rate as announced by Trust Company Bank, N.A., Atlanta, Georgia as of the Closing Date, for the period commencing on the Closing Date and ending on the Post-Closing Date. The parties further agree that if Audited Working Capital exceeds the Benchmark Amount, Buyer shall pay to Seller on the Post-Closing Date an amount (hereinafter referred to as the "Surplus Payment") equal to the amount by which the Audited Working Capital exceeds the Benchmark Amount; provided, however, that notwithstanding the amount by which Audited Working Capital exceeds the Benchmark Amount, the Surplus Payment shall not exceed Two Hundred Fifty Thousand Dollars ($250,000).

        E. POST-CLOSING. Any payment that is required to be made pursuant to SECTION 5.D. shall be made directly to Buyer or Seller, as the case may be, at that party's address set forth in SECTION 23 within thirty
(30) days after the Audited Balance Sheet has been completed in accordance with this SECTION 5 (including resolutions of disputed adjustments), or on such other date or at such other time or place as Buyer and Seller shall agree to in writing (the

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

date of such post-closing hereunder being referred to herein as the "Post-Closing Date"). All payments required to be made pursuant to SECTION 5.D. shall be made by certified or bank check or by wire transfer of immediately available funds.

6.      HSR NOTIFICATION        Promptly following execution hereof,
Buyer and Seller shall prepare and file the premerger notifications required by the Hart-Scott-Rodino Antitrust Improvements Act of 1977 (the "HSR Act"). Buyer shall pay any fees associated with such filing. Seller shall cooperate with Buyer in preparing and filing such notification. Seller shall reimburse Buyer for all of any filing fees (but not related legal and other costs of preparation) associated with such filing within thirty (30) days after the Termination Date if the Closing does not occur, if the failure of the Closing to occur resulted solely from the failure of Seller to satisfy its obligations hereunder or to satisfy the conditions set forth in SECTION 11.A..


7.      SELLER'S REPRESENTATIONS AND WARRANTIES

        Seller represents and warrants to Buyer as follows:

        A. GENERAL. The statements contained in SECTIONS 7.B. through 7.AK. are true and correct and will, except where specific reference is made to the date of this Agreement or to another date, be true and correct as of the Closing Date.

        B. GOOD STANDING OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Seller has all requisite corporate power and authority to own, operate and lease its property and to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement and under all other agreements contemplated by this Agreement.

        C. GOOD STANDING AND FOREIGN QUALIFICATION OF COMPANY. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Company has all requisite corporate power and authority to own, operate and lease its property and to carry on its business as now being conducted. Company is duly qualified and in good standing as a foreign corporation in the states of Louisiana and South Carolina, constituting each jurisdiction in which such qualification is required.

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

        D. BOARD AND SHAREHOLDER AUTHORIZATION. Seller has received, or will have received as of the Closing Date, the approval of this Agreement and all other agreements contemplated by this Agreement from its board of directors. The individuals executing this Agreement on behalf of and in the name of Seller are duly authorized and empowered to so act. There is no requirement that the execution or performance of this Agreement be authorized or approved by Seller's shareholders.

        E. CONSENTS. Seller has received, or will have received as of the Closing Date, all necessary consents to the transactions contemplated by this Agreement, and to the execution and performance of this Agreement and all other agreements contemplated by this Agreement by Seller and the consummation of the transactions contemplated hereby will not require the consent, approval or authorization of any other Person not so received.

        F.      LEGALITY AND ENFORCEABILITY.   This Agreement has been
duly executed and delivered by Seller and is the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy laws and judicial limitations on the availability of equitable remedies. The other agreements to be entered into pursuant to this Agreement, when entered into, will be duly executed and delivered by Seller and will be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy laws and judicial limitations on the availability of equitable remedies.

        G.      BUSINESS OF COMPANY.   Company does not have any
subsidiaries and does not own or control, directly or indirectly, any of the capital stock of any corporation. Company does not own any interest in any partnership or other entity. There are no outstanding contractual obligations of Company to acquire any shares of capital stock or other ownership interest of any corporation, partnership or other entity. Company does not have any investment (either debt or equity), or commitments to make such an investment, in any corporation, joint venture, general or limited partnership, business enterprise or other person or entity.

        H.      CAPITAL STRUCTURE OF COMPANY.   Company has authorized
capital consisting of three hundred (300) shares of capital stock, of fifty dollars ($50.00) par value each, of which three hundred (300) shares are issued and outstanding. Company has no other issued or authorized equity securities. There are no shares of capital stock held in the treasury of Company. The issued and outstanding shares of Company are validly issued, fully paid and nonassessable. There are no existing subscriptions, options, warrants, calls, commitments, agreements or rights of any kind obligating Company to issue any shares of stock or options or rights with respect thereto, and there are no existing or outstanding securities of any kind convertible into or exchangeable for shares of stock of Company. No former shareholder of Company or any corporation heretofore merged with or into Company has any claim or cause of action whatsoever against Company arising or in any way connected with any occurrence or state of facts in existence prior to the date hereof, and no such former shareholder shall come to have any claim or cause of action whatsoever against Company, Seller or Buyer, or any officer, director or shareholder of any such corporations, by virtue of, or in any way connected with, the transactions contemplated by this Agreement. All of the outstanding capital stock of Company has been issued and sold in compliance with all federal and state securities laws. There are no preemptive rights in respect of Company's capital stock.

        I.      OWNERSHIP OF SHARES.   Except as disclosed on SCHEDULE
7.I, Seller owns of record and beneficially all of the issued and outstanding capital stock of Company and has the right and power to transfer and assign the Shares in Company free and clear of all liens, encumbrances, restrictions, claims, pledges or security interests or charges or interests of any kind, whether voluntarily incurred or arising by operation of law or otherwise. Except as disclosed on SCHEDULE 7.I, Seller has the exclusive right, power and authority to vote the Shares. Seller is the sole shareholder of Company, and will remain and continue to be the sole shareholder through the Closing Date and will not sell, pledge or otherwise transfer or assign any of its stock in Company prior to the Closing Date. Upon the transfer of the Shares to Buyer, Buyer will have good, valid and marketable title to all of the issued and outstanding capital stock of Company, free and clear of all liens, encumbrances, restrictions, claims, pledges, security interests, charges or interests of any kind, whether voluntarily incurred or arising by operation of law or otherwise, with the exception of liens or encumbrances that may have been created or granted by Buyer.

        J.      LITIGATION.

                (1)(a) There is no pending, or, after Due Inquiry, to Seller's knowledge, threatened litigation relating to the Shares;
        (b) there is no litigation, claim, suit, action, administrative or arbitration proceeding or controversy pending or, after Due Inquiry, to Seller's knowledge, threatened against Seller, nor is Seller in receipt of any inquiry, notice, citation, investigation or complaint from any governmental agency or department, which would adversely affect Seller's ability to perform its obligations under this Agreement nor does Seller, after Due Inquiry, have knowledge of any occurrence or condition that might properly constitute a basis for such litigation or proceeding or such inquiry, notice, citation, investigation or complaint; and (c) Seller is not subject to any judgment, order, writ, injunction or decree of any court or administrative agency which would adversely affect Seller's ability to perform its obligations hereunder.

                (2) Except as set forth on SCHEDULE 7.J.(2): (a) there is no litigation, claim, suit, action, administrative or arbitration proceeding or controversy pending or, after Due Inquiry, to Seller's knowledge, threatened against Company, nor is Company in receipt of any inquiry, notice, citation, investigation or complaint from any governmental agency or department, which might adversely affect its business or properties, nor does Seller know or have reasonable grounds to know of any occurrence or condition that might properly constitute a basis for such litigation, proceeding or controversy or such inquiry, notice, citation, investigation or complaint;
        (b) Company is not subject to any judgment, order, writ, injunction or decree of any court or administrative agency; and
        (c) after Due Inquiry, to Seller's knowledge, there is no event which has occurred or condition which is in existence of any kind or character pertaining to the business or assets of Company that may materially and adversely affect such business or assets.

        K. FINANCIAL INFORMATION. Seller has delivered to Buyer copies of Company's unaudited balance sheet dated July 9, 1995 (the "Balance Sheet Date"), a copy of which is attached hereto as EXHIBIT 7.K.(1) (the "Balance Sheet") and incorporated herein by reference.
Except as stated below, the Balance Sheet was prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied with past practices utilized in preparing the audited consolidated financial statements of Seller (however, materiality is determined as to Company on a stand-alone basis) and presents fairly as of its date the proforma financial condition of Company assuming the sale of the Shares pursuant to this Agreement. Attached as EXHIBIT 7.K.(2) is an unaudited statement of operations for the thirty-six weeks ended July 9, 1995 (the "Income Statement"). Except as stated below, the Income Statement was prepared in accordance with GAAP consistently applied with past practices utilized in preparing the audited consolidated financial statements of Seller (however, materiality is determined as to Company on a stand-alone basis) and presents fairly the revenues and expenses of Company for the period indicated. The exceptions to the Balance Sheet and Income Statement being prepared in accordance with GAAP are as follows: (1) footnotes and other financial statement disclosures required by GAAP have been omitted; (2) intercompany allocations reflected therein are based upon Company's historical methods of allocation and may not be representative of the actual costs attributable to the goods or services in question; and (3) liabilities of Company assumed or indemnified by Seller have been omitted.

        L.      ACCOUNTS RECEIVABLE; INVENTORY.

                (1) The Accounts Receivable which are reflected on the Balance Sheet or which have arisen since the Balance Sheet Date
        (i) are, with the exception of a reasonable allowance for bad debts that is reflected on the Balance Sheet, valid, existing and fully collectible, (ii) represent monies due for goods sold or services rendered in the ordinary course of business, (iii) are not subject to any defenses, rights of set-off, assignment, restrictions, security interests or other encumbrances except for those set forth on SCHEDULE 7.U.(2), and (iv) as of the Closing Date, shall include all Accounts Receivable generated from sales of products from Company to Seller and its Affiliates during the 28-day period prior to the Closing Date (which amount of Accounts Receivable owed by Seller and its Affiliates during such 28-day period shall not in any case be less than One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00) and all of which Accounts Receivable are payable on 30-day terms from the date of delivery). SCHEDULE 7.L. sets forth an aging schedule of all Accounts Receivable as of the date set forth on SCHEDULE 7.L., and Company is not aware of any dispute regarding the collectibility of any Accounts Receivable.

                (2) All of the Inventories of Company included on the Balance Sheet or subsequently acquired and to be properly included on the Audited Balance Sheet are merchantable, with the exception of a reasonable allowance for spoilage and/or obsolescence that is reflected on the Balance Sheet, in the ordinary and usual course of business of Company and are of a quality and quantity usable and saleable in the ordinary and usual course of the business of Company, and the quantities of each type of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable, adequate and appropriate for the present operation of Company.

        The Inventories of Company included on the Balance Sheet are valued for the purposes thereof at the lower of cost or market. No food ingredient, finished article of food, food packaging or food labelling included in the Inventories of Company is adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act or prohibited under the Food, Drug and Cosmetic Act from being introduced into interstate commerce. In addition, all such items comply in all material respects with all other applicable laws, rules and regulations.

        M. NO OTHER LIABILITIES. As of the Closing Date, there will be no liabilities or obligations of any nature of Company (whether accrued, absolute, contingent or otherwise and whether due or to become due), including, without limitation, liability for Taxes or employee bonuses for periods ending on or before the Closing Date, except (a) to the extent fully reflected or adequately reserved against in the Balance Sheet; or (b) for liabilities which have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date.

        N.      TAXES.

                (1) Company has filed or obtained timely extensions to file all Tax Returns which are required to be filed prior to the date of this Agreement, and such filed returns were true, complete and correct in all material respects. Company has paid all Taxes and other charges due or claimed to be due (whether or not requiring the filing of a return) to the extent that such Taxes are due prior to the date of this Agreement. The Tax Returns filed reflected all Taxes due and payable by Company with respect to the periods covered thereby and Company has no liabilities for Taxes with respect to such periods.

                (2) Company is a member of the affiliated group (as defined in Section 1504 of the Code) of which Seller is the common parent. Seller has included or will include Company in its consolidated federal income Tax Return for the taxable year ended October 30, 1994 and for the taxable year of Seller that includes the Closing Date, and Seller has included Company in its consolidated, combined or unitary Tax Returns relating to state Taxes as set forth in SCHEDULE 7.N. Except as set forth in
        SCHEDULE 7.N., Company has not obtained an extension of time within which to file any Tax Return which has not yet been filed. Neither Seller nor, to Seller's knowledge after Due Inquiry, Company has received written notice from any governmental agency in a jurisdiction in which Company does not file a Tax Return stating that it is subject to taxation by that jurisdiction. Company is not required to file any Tax Return in any jurisdiction outside the United States and is not the tax matters partner of any partnership.

                (3) The amounts accrued as liabilities for Taxes on the books of Company and reflected on the Balance Sheet are adequate to satisfy all unpaid liabilities for Taxes of Company through the Balance Sheet Date. Except as set forth on SCHEDULE 7.N., there is no agreement, waiver or other document extending, or having the effect of extending, the period for assessment or collection of any Taxes of Company, which extension or waiver is still in effect. Seller has delivered to Buyer correct and complete copies of all examination reports, statements or deficiencies and similar documents prepared by any Tax authority that relate to the income, operations or business of Company with respect to any period ending on or after October 27, 1991. All final adjustments made by the Internal Revenue Service with respect to any federal Tax Return of Company (or which includes Company) have been reported to the relevant state Tax authorities as required by law. Company is not a party to any Tax sharing or allocation agreement with any entity. Company (i) has not been a member of affiliated group filing a consolidated federal Tax Return other than the affiliated group of which Seller is the common parent and (ii) has no liability for Taxes of any person other than Seller under Treasury Regulation Section 1.1502-6 or any similar provision of state law, or as a transferee or successor, by contract or otherwise.

        O. NO CHANGES. From March 19, 1995, to the Closing Date, there has not been, except as disclosed on SCHEDULE 7.O.:

                (a) any declaration or payment of dividends on any capital stock of Company or any distribution with respect to, or in redemption of, any of its Shares;

                (b) any sale or transfer of any assets or properties of Company except in the ordinary course of business consistent with past practice;

                (c) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, assets, business or prospects of Company;

                (d) any change in the condition (financial or otherwise) of properties, assets, liabilities, business or prospects of Company, except for changes in the ordinary course of business consistent with past practice, none of which has been materially adverse;

                (e) any transaction other than in the ordinary course of business of Company consistent with past practice;

                (f) any lease of personal or real property to or from any person, firm or entity with respect to which Company is a party;

                (g) any amendment of the charter or bylaws of Company;

                (h) the granting or filing of any lien, encumbrance or security interest against any of Company's properties or assets, real, personal or mixed, tangible or intangible;

                (i) any payment, loan or advance of any amount to, or sale, transfer or lease of any properties or assets (real, personal or mixed, tangible or intangible) to, or execution of any agreement with, officers or directors of Company or Seller;

                (j) any personal injury on the premises of Company or in connection with its business that may give rise to a claim in excess of Company's applicable insurance coverage;

                (k) any increase in the compensation payable to or to become payable by Company to any officer, employee or agent of Company, except for normal compensation adjustments to salaries or wages made in the ordinary course of business consistent with past practice;

                (l) any payment, other than in the ordinary course of business of Company consistent with past practice, under any insurance, pension or other benefit plan, program or arrangement made to, for or with any officer, employee or agent of Company;

                (m) any material change in the method of accounting or accounting practice by Company, except as required by GAAP; or

                (n) any agreement, whether in writing or otherwise, to take any action described in this SECTION 7.O..

        P.      MATERIAL CONTRACTS.     Except as set forth in SCHEDULE
7.P., Company is not a party to any:

                (a) contract or agreement involving amounts payable to or by Company during any 12-month period that will aggregate $100,000.00 or more;

                (b)  management, consultant or employment contract;

                (c) contract obligating Company to make severance or similar payments to any employee or officer of Company upon termination of employment or to make payments to any officer or employee of Company in excess of the officer's or employee's regular salary and reimbursement of ordinary business expenses;

                (d) contract or agreement with any distributor, dealer or sales representative that is not cancelable without liability to Company on a maximum of thirty (30) days notice;

                (e) contract or agreement of any nature whatsoever with Seller or any Affiliate of Seller, with any director or officer of Company, Seller or any Affiliate of Seller, or with any person related to any director or officer of Company, Seller or any Affiliate of Seller;

                (f) contract or agreement relating to any loan, factoring or credit line;

                (g)  lease of real property;

                (h) lease of personal or mixed property under which Company is a lessor or lessee involving payments by or to Company in excess of $75,000.00 in any 12-month period;

                (i) joint venture, partnership or other agreement involving sharing of profits;

                (j) contract preventing Company from carrying on its business anywhere in the world;

                (k) outstanding power of attorney empowering any Person to act on behalf of Company;

                (l) outstanding offer or bid that, if accepted, would result in (i) a contract required to be disclosed pursuant to this SECTION 7.P., or (ii) any other material contract or commitment;

                (m) purchase commitment for an amount that is in excess of the normal, ordinary requirements of its business, or purchase contract or commitment providing for prices substantially in excess of the current market prices for comparable goods and services, or any requirements or similar contracts;

                (n) outstanding guaranty, subordination or other similar type of agreement, whether or not entered into in the ordinary course of business; or

                (o) contract, commitment, or obligation otherwise material to Company's business or not made in the ordinary course of business.

SCHEDULE 7.P. describes the material terms of all oral contracts disclosed in SCHEDULE 7.P. Company has duly complied in all material respects with all provisions of every contract listed on SCHEDULE 7.P. (whether written or oral) to which Company is a party and is not in default in any material respect as to any such contract. No condition or state of facts exists that, with notice or the passage of time, or both, would constitute a default under any such contract. All contracts and other agreements to which Company is a party are in full force and effect and are enforceable by Company in accordance with their terms against all other parties thereto, subject as to enforceability to bankruptcy, insolvency and similar laws affecting creditors's rights generally. No loan payable by Company provides for any prepayment penalty or premium.

        Q. INSURANCE. Seller has in full force and effect policies of insurance, which policies are described on SCHEDULE 7.Q. attached hereto, to cover Company's business, assets and properties from loss by fire, windstorm and extended coverage as well as insurance for general liability, automobile and workers' compensation. SCHEDULE 7.Q. also contains a list of all claims (including but not necessarily limited to workers' compensation, automobile and general liability) filed by or on behalf of Company for insured losses which are pending and have not been disposed of as of the Closing Date. Neither Seller nor, after Due Inquiry, to Seller's knowledge, Company, has been notified as to a default under or a threatened cancellation of any of such policies of insurance. There are no pending claims against such insurance by Company as to which any insurer is defending under reservation of rights or has denied liability and, after Due Inquiry, to Seller's knowledge, there exists no claim under such insurance that has not been properly filed by Seller or Company.

        R. NO CONFLICTS. Neither the execution, delivery or performance of this Agreement in accordance with its terms, does or will, after the giving of notice, the lapse of time or otherwise:

                (a) conflict with, result in a breach of, or constitute a default under, the charter or bylaws of Company or Seller, as applicable, or any contract, agreement or instrument to which either Company or Seller, as applicable, is a party or by which either Company or Seller, as applicable, is bound, or any federal or state law, statute, ordinance, rule or regulation or any court or administrative order or process;

                (b) result in the creation of any lien, encumbrance, claim or security interest of any nature whatsoever upon or in any of the assets of Company; or

                (c) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform, any contract, agreement, arrangement, commitment or plan to which Company is a party.

        S.      NO RESTRICTIONS.    Neither Seller nor Company is a party
to, subject to or bound by any agreement, judgment, order, writ, injunction or decree of any court or governmental body which could prevent the consummation of the transactions contemplated herein. Further, no applicable federal, state or local law or ordinance prevents or prohibits the consummation of the transactions contemplated herein or necessitates any filing or the taking of any action by Company or Seller or any Affiliate thereof that has not been or that will be taken prior to the Closing Date.

        T. NO MISSTATEMENTS, ETC. This Agreement and the Schedules and Exhibits hereto are accurate as of the date hereof and will be accurate as of the Closing Date. Neither this Agreement nor the Schedules attached hereto, when read together, contains any misstatement of a material fact or omits to state a material fact necessary to make the statements contained herein not misleading.

        U.      MORTGAGES. Except for the real estate mortgages listed on
SCHEDULE 7.U.1. (the "Real Estate Mortgages") and the equipment financing or chattel mortgages listed on SCHEDULE 7.U.2. (the "Chattel Mortgages"), there are no mortgages, security interests or other liens or encumbrances affecting Company's assets. Neither Seller nor Company has received any notice of default, nor are there any defaults, or events which, but for the passage of time or the giving of notice, would constitute defaults, under the Real Estate Mortgages or the Chattel Mortgages. All payments of principal, interest and other payments as are required to be made as of the date hereof relating to such Real Estate Mortgages and Chattel Mortgages have been made and shall be made as of the Closing Date.

        V.      PROPERTY.

                (1) SCHEDULE 7.V.(1) sets forth a complete and accurate list and description of all the real and personal property that Company owns, has agreed (or has an option) to purchase, sell or lease, or may be obligated to purchase, sell or lease, in each case the value of which (on an individual item-by-item basis) exceeds $10,000.00.

                (2) Company (i) has fee simple title to all of its real property and has good, valid and marketable title to all the personal and mixed, tangible and intangible properties and assets which it purports to own, including all the real and personal properties and assets reflected, but not shown as leased or encumbered, on the Balance Sheet (except for Inventories and assets sold in the ordinary course of business consistent with past practice and supplies consumed in the ordinary course of business), and (ii) except for Permitted Liens, owns such real and personal property free and clear of all title defects or objections, liens, restrictions, claims, charges, security interests, easements or other encumbrances of any nature whatsoever, including any mortgages, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements. "Permitted Liens" shall mean (i) the security interests, easements and other encumbrances described in SCHEDULE 7.V.(2); and (ii) liens for Taxes not yet due and payable. All properties and assets of Company are in the possession or control of Company. With the exception of certain Inventories that are stored in offsite public storage, Company has no personal property or leasehold improvements which are not located at the Site.

                (3) Except for Permitted Liens, no real property owned or leased by Company is subject to (i) any governmental decree or order (or threatened or proposed order known to Company) to be sold or taken by public authority or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, which are not of record.

                (4) The rights, properties and other assets presently owned, leased or licensed by Company include all rights, properties and other assets necessary to permit Company to conduct its business in the same manner as its business has been conducted during the past twenty-four (24) months or is currently planned by Company to be conducted, without any need for replacement, refurbishment or extraordinary repair, except in the ordinary course of business and as disclosed on SCHEDULE 7.V.(4).

                (5) At the Closing, each material item of Company's equipment will, except as disclosed on SCHEDULE 7.V.(5), be in good operating condition, normal wear and tear excepted.

                (6) After Due Inquiry, Seller has no knowledge of any structural deficiencies relating to the buildings or structures located at the Site.

        W.      TRADEMARK MATTERS.

                (1) Seller has good and valid title to, and is the sole owner of, the Trademark in the United States for the goods with which the Trademark is used and the registration thereof is valid and subsisting and in full force and effect.

                (2) Through the Closing Date, Seller shall cause Company to continue to use the Trademark on each and every trademark class of goods applicable to its operations in order to maintain the Trademark in full force and effect free from any claim of abandonment for nonuse and shall cause Company not to do any act or knowingly omit to do any act whereby the Trademark may become invalidated.

                (3) Through the Closing Date, Seller shall take all necessary steps in any proceeding before the United States Patent and Trademark Office to maintain registration of the Trademark, including, without limitation, filing of renewals, extensions, affidavits of use and incontestability, and opposition, interference and cancellation proceedings. Through the Closing Date, Seller shall notify Buyer promptly in writing if the registration relating to the Trademark may become abandoned or dedicated or subject to an adverse final determination in any proceeding in the United States Patent and Trademark Office or any court regarding Company's ownership of the Trademark, its right to register same, or to keep or maintain the validity of same.

                (4) Except as specifically set forth in SCHEDULE 7.W., the Trademark is free of any liens, claims or encumbrances; is not subject to any license (royalty bearing or royalty free) and is not subject to any other arrangement requiring any payment to any person or the obligation to grant rights to any person in exchange. Except as specifically set forth in SCHEDULE 7.W., the validity of the Trademark and title thereto: (i) have not been questioned in any pending litigation; and (ii) are not the subject(s) of any threatened or proposed litigation. Except as specifically set forth in SCHEDULE 7.W., after Due Inquiry, to Seller's knowledge the business of Company, as now conducted or currently proposed to be conducted, does not conflict with and has not been alleged to conflict with any patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Trademark. Except as specifically set forth in SCHEDULE 7.W., Seller does not know of any use by others of the Trademark.

        X. CONFORMANCE TO LAW. Except as set forth in SCHEDULE 7.X., neither Seller nor, after Due Inquiry, to Seller's knowledge, Company has received any notice or claim from any governmental authority to the effect that Seller or Company is in violation of any applicable law, ordinance, regulation, order, codes or requirement which would materially interfere with the business operations presently conducted by Company.

        Y.      EMPLOYEE BENEFIT AND LABOR MATTERS.

                (1) EMPLOYEE BENEFITS. (a) Neither Seller nor Company provides, nor has an obligation to provide, or makes, nor has had an obligation to make, contributions to provide compensation or benefits of any kind or description whatsoever (whether current or deferred and whether paid in cash or in kind) to, or on behalf of, one, or more than one, current or former employee or director of Company or any of their dependents, other than any plans, programs or other arrangements which only provide for the payment of cash compensation currently from the general assets of Company on a payday by payday basis as base salary or hourly wages for current services (individually a "Benefit Plan" and collectively the "Benefit Plans"). Each of the Benefit Plans and each other plan pursuant to which any current or former employee or director of Company is entitled to any compensation or benefits is listed on SCHEDULE 7.Y.

                (b)     Except as specifically described on SCHEDULE
        7.Y.:

                        (i)  No ERISA Affiliate (other than Company)
                provides, or has an obligation to provide, or makes, or has had an obligation to make, contributions to provide, compensation or benefits of under any plan, program or arrangement which is subject to Title IV of ERISA ("ERISA Affiliate Title IV Plan").

                        (ii)  Company has furnished to Buyer a true,
                complete and current copy of each written Benefit Plan and any amendments thereto, a complete description of each other Benefit Plan, and all Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation rulings or determinations, annual reports, summary plan descriptions, actuarial and other financial reports and such other documentation with respect to any Benefit Plan as is reasonably requested by Buyer.

                        (iii) No assets have been set aside in a trust or other separate account to pay directly or indirectly any benefits under any Benefit Plan or to the extent assets have been set aside, all assets are shown on the books and records of such trust or separate account at their current fair market value.

                        (iv) Each Benefit Plan and each ERISA Affiliate Title IV Plan has been established, maintained and administered in compliance with all applicable laws. Company has no duty or obligation to indemnify or hold any other person or entity harmless for any liability attributable to any acts or omissions by such person or entity with respect to any Benefit Plan or ERISA Affiliate Title IV Plan.

                        (v) Company has not incurred and no facts exist which are reasonably likely to result in any liability to Company for any tax or penalty with respect to any Benefit Plan, ERISA Affiliate Title IV Plan or any group health plan (as described in section 5000 of the Code) of an ERISA Affiliate including, without limitation, any tax or penalty under ERISA or under the Code and any deductions claimed by Company with respect to contributions made to any Benefit Plan have been deductible in full on the income tax returns on which Company has claimed such deduction.

                        (vi)  Company has not (within the last six
                years) terminated or withdrawn from or sought a funding waiver with respect to, and no facts exist which could reasonably be expected to result in termination or withdrawal from or seeking a funding waiver with respect to, any Benefit Plan which is subject to Title IV of ERISA. Company has not incurred, and no facts exist which could reasonably be expected to result in, liability to Company as a result of a termination, withdrawal or funding waiver with respect to an ERISA Affiliate Title IV Plan.

                        (vii) There are no claims which have been made or threatened under a Benefit Plan or ERISA Affiliate Title IV Plan which could reasonably be expected to result in liability to Company (other than routine and reasonable claims made in the ordinary course of plan or contract operations) or with respect to the employment or termination of employment or treatment of any employee or former employee, and neither Seller nor to Seller's knowledge, after Due Inquiry, Company has any notice or knowledge of any proposed or actual audit or investigation by any governmental or other law enforcement agency with respect to any Benefit Plan or ERISA Affiliate Title IV Plan.

                        (viii) Company has the right under the terms of each Benefit Plan and under applicable law to terminate such plan at any time exclusively by action of Company, and no additional contributions would be required in order to properly effect the termination of such plan in accordance with the terms of such plan and applicable law.

                        (ix) Company neither makes nor has made, nor has or has had an obligation to make, nor reimburses nor has reimbursed, nor has or has had an obligation to reimburse, another employer, directly or indirectly, for making, contributions to a multiemployer plan as described in Title IV of ERISA.

                        (x) Section 280G of the Code shall not apply to any payments made by Company as a result of the transactions contemplated by this Agreement, and there are no additional payments to or increase in vesting for any current or former employee or director or their dependents which will be triggered as a result of the change in the control of Company contemplated by this Agreement.

                (2) REPRESENTATION. Company is not subject to or bound by any labor union, collective bargaining, guild or similar agreement; since January 1, 1992, there has been no strike, request for union representation or any other material labor dispute, grievance or controversy pending, or, to the knowledge of Seller, after Due Inquiry, threatened against Company.

        Z. LICENSES AND PERMITS. Except as disclosed on SCHEDULE 7.Z.: (a) Company has all material permits, licenses, orders and approvals (including, without limitation, all environmental permits licenses and approvals) of all federal, state and local governmental or regulatory bodies required for Company to carry on its business as presently conducted; (b) all such permits, licenses, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened; (c) Company has complied, in respect of its operations, real property, equipment, all other property, practices and all other aspects of its business, in all material respects, with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, local or otherwise); (d) neither Seller nor Company has received any notification of any asserted present or past failure to so comply; and (e) Company has made all filings required by federal, state and local statutes, regulations and ordinances including, without limitation, EPCRA, 42 U.S.C. Section 11001 et seq.

        AA.     BROKERS. With the exception of the assistance of Salomon
Brothers Inc., all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly by Seller with Buyer without the intervention of any broker or other Person so as to afford a basis for any claim for brokerage or other commissions or fees relative to this Agreement or the transactions contemplated hereby.
Seller agrees to bear sole responsibility for any claims for brokerage or other commissions or fees made by any brokers engaged by Seller including, without limitation any amounts owed to Salomon Brothers Inc.

        AB.     HAZARDOUS MATERIALS.   Except as set forth on SCHEDULE
7.AB., at all times during Company's use and occupancy of the Site through and including the date of this Agreement: (a) to the knowledge of Seller, after Due Inquiry, Company has not used, stored or disposed of any Hazardous Materials, except in compliance with all applicable federal, state and local laws, ordinances, rules and regulations (the
"Environmental Laws") and, to the knowledge of Seller, after Due Inquiry, no former user of the Site has used, stored or disposed of any Hazardous Materials on or at the Site, except in compliance with all applicable Environmental Laws; (b) to the knowledge of Seller, after Due Inquiry,
Company has complied with all applicable Environmental Laws in connection with Company's use and occupancy of the Site; (c) neither Seller nor, to the knowledge of Seller, after Due Inquiry, Company has received any notice or advice from any governmental agency or any source whatsoever with respect to Hazardous Materials on, from or affecting the Site; (d) to the knowledge of Seller, after Due Inquiry, there are no underground storage tanks on the Site, either active, out-of-service or abandoned;
(e) to the knowledge of Seller, after Due Inquiry, there has been no "release" as that term is defined in CERCLA, 42 U.S.C. Section 9601(22), of any Hazardous Material at, on or adjoining the Site; and (f) neither Seller nor, to the knowledge of Seller after Due Inquiry, Company has received any notice or advice of any claim or potential claim arising out of Company's transportation, use or disposal of Hazardous Materials at the Site or at any other location.

        AC.     ASBESTOS. Seller represents and warrants to Buyer that,
to Seller's knowledge, after Due Inquiry, there is no asbestos or material containing asbestos ("Asbestos") in the buildings located on the Site, and neither Seller nor to Seller's knowledge, after Due Inquiry, Company, has received any notice or advice from any governmental agency or any source whatsoever with respect to Asbestos on, affecting or installed in the buildings located on the Site. Seller has provided Buyer with copies of any and all investigations, test results, or audits intended to discover the presence of Asbestos at the Site.

        AD.     CHARTER.   True and correct copies of Company's charter
and all amendments thereto have been furnished to Buyer.

        AE.     BYLAWS.   True and correct copies of Company's bylaws and
all amendments thereto have been furnished to Buyer.

        AF.     STOCK RECORDS.   True and correct copies of all stock
records and corporate minutes of Company have been furnished to Buyer.

        AG. SALARIED EMPLOYEES. SCHEDULE 7.AG sets forth the names and current annual salary of all salaried employees of Company who currently are paid a salary more than $50,000.00 per year together with the date and amount of the last salary increase for each such person.

        AH. BANK ACCOUNTS. The Company has no bank accounts or safe deposit boxes.

        AI. OSHA AND OTHER FILINGS. Company has previously delivered to Buyer all reports and filings made or filed by Company pursuant to the Occupational Safety and Health Act, Resource Conservation and Recovery Act and Executive Order 11246 and similar state and local laws, regulations and orders since January 1, 1990.

        AJ. MAJOR SUPPLIERS AND CUSTOMERS. SCHEDULE 7.AJ. sets forth a list of each supplier of goods or services to, and each customer of, Company to whom Company paid or billed in the aggregate more than $250,000.00 during the fiscal year ended October 30, 1994 and to whom Company paid or billed in the aggregate more than $170,000.00 during the thirty-six (36) weeks ended July 9, 1995, together with in each case the amount paid or billed during such period. Company is not engaged in any dispute with any of such suppliers or customers. Neither Seller nor Company believes that the consummation of the transactions contemplated hereunder will have any adverse effect on the business relationship of Company with any such supplier or customer. Seller agrees to promptly notify Buyer in the event that Seller or Company receives any written or oral notice that the consummation of the transactions contemplated hereunder will have an adverse effect on the business relationship of Company with any such supplier or customer.

        AK. COPIES OF DOCUMENTS. If requested, Seller has delivered or made available to Buyer true, correct and complete copies of the following items:

                (1) With respect to each parcel of real property listed or described in SCHEDULE 7.V.(1), the deed evidencing Company's ownership of such property, each mortgage or other encumbrance thereon reflected in a written instrument, each instrument (if any) evidencing a grant by or to Company of an option to purchase or lease such property, each lease and leasehold mortgage (if any) with respect to such property, and any title policies or commitments and surveys with respect to such property;

                (2) Each of the contracts, lease agreements, plans, instruments, reports or documents that are in writing and are listed in the Schedules attached hereto;

                (3) The certificate evidencing the Trademark and any item listed in SCHEDULE 7.W.;

                (4) The pleadings and briefs filed in each pending suit or proceeding listed in SCHEDULES 7.J.(1) and (2) and the judgments, orders, injunctions, decrees, stipulations and awards listed in said Schedules; and

                (5) All Tax Returns filed by Company within the past four (4) years.


8.      BUYER'S REPRESENTATIONS AND WARRANTIES

        Buyer represents and warrants to Seller as follows:

        A. GENERAL. The statements contained in SECTIONS 8.B. through 8.K. are true and correct and will, except where specific reference is made to the date of this Agreement or to another date, be true and correct as of the Closing Date.

        B. GOOD STANDING OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and is not qualified to do business in any other state. Buyer has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement and under all other agreements contemplated by this Agreement.

        C. BOARD AUTHORIZATION. The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement have been duly authorized by the board of directors of Buyer. There is no requirement that this Agreement be approved by the shareholders of Buyer. The individuals executing this Agreement on behalf of and in the name of Buyer are duly authorized and empowered to so act.

        D. CONSENTS. Buyer has, or will have as of the Closing Date, all consents of Persons required for the execution and performance by Buyer of this Agreement, and all other agreements contemplated by this Agreement, and the consummation of the transactions contemplated hereby will not require the consent, approval or authorization of any other Person or public authority.

        E. LEGALITY AND ENFORCEABILITY. This Agreement has been duly executed and delivered by Buyer and is the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy laws and judicial limitations on the availability of equitable remedies.

        F. LITIGATION. Buyer is not a party to any litigation, proceeding or controversy pending before any court or administrative agency or threatened against Buyer, nor is Buyer in receipt of any inquiry, notice, citation, investigation or complaint from any governmental agency or department, which might adversely affect Buyer's ability to perform its obligations under this Agreement, nor does Buyer know or have reasonable grounds to know of any occurrence or condition that might properly constitute a basis for such litigation, proceeding or controversy or such inquiry, notice, citation, investigation or complaint.

        G. NO DEFAULT. Neither the execution, delivery nor performance of this Agreement or the other agreements contemplated herein in accordance with their respective terms, does or will, after the giving of notice, the lapse of time or otherwise, conflict with, result in a breach of, or constitute a default under the charter or bylaws of Buyer or any contract or any agreement to which Buyer is a party (except those for which consent has been or will be obtained) or by which Buyer is bound, or any federal or state law, statute, ordinance, rule or regulation, or any court or administrative order or process.

        H.      SECURITIES MATTERS.

                (1) Buyer and Affiliates of Buyer have received, read and are familiar with all information concerning the Shares and the business and operations of Company for the purpose of making an informed investment decision.

                (2) Buyer and Affiliates of Buyer recognize the highly speculative nature of an investment in the Shares.

                (3) Buyer is an "accredited investor" as that term is defined in Rule 506 of Regulation D promulgated under the 1933 Act. Buyer further represents that Buyer's overall commitment to investments that are not readily marketable is not disproportionate to its net worth and Buyer's purchase of the

        Shares will not cause such overall commitment to become excessive.

                (4) Buyer and Affiliates of Buyer who are assisting Buyer have sufficient knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of an investment in the Shares. Buyer and such Affiliates have made other investments and, by reason of their respective business and financial experience (and the collective experience of their agents and employees), have acquired the capacity to protect Buyer's interests in investments of this nature. In reaching the conclusion that Buyer wishes to acquire the Shares, Buyer and such Affiliates have carefully evaluated Buyer's financial resources and investment position and the risks associated with this investment in the Shares and believe that Buyer will be able to bear the economic risks of this investment in the Shares and will have no need for liquidity from this investment in the Shares.

                (5) Buyer and Affiliates of Buyer have had, if requested, an opportunity to verify the accuracy of all information furnished to Buyer or such Affiliates by Seller, and, if requested, all documents, records and books pertaining to the proposed investment in the Shares by Buyer have been made available to Buyer and such Affiliates. In addition, Buyer and such Affiliates have had an opportunity to ask questions of and receive satisfactory answers from Seller, or a person or persons acting on behalf of Seller, concerning the terms and conditions of this investment in the Shares, and all such questions have been answered to the full satisfaction of Buyer and such Affiliates.

                (6) Buyer will acquire the Shares for Buyer's own account for investment and not with a view to, or for resale in connection with, any distribution of the Shares within the meaning of the 1933 Act, and Buyer does not now have any reason to anticipate any change in Buyer's circumstances or other particular occasion or event that would cause Buyer to sell the Shares or any portion thereof.

                (7) Buyer and Buyer's Affiliates recognize that this investment in the Shares involves certain risks, and Buyer and Buyer's Affiliates have taken full cognizance of and understand such risks.

                (8) All information that Buyer has provided to Seller or Company concerning Buyer and Buyer's Affiliates, the financial position of Buyer and Buyer's Affiliates and the knowledge of financial and business matters by Buyer and Buyer's Affiliates as represented by Buyer to Seller is correct and complete in all material respects.

                (9)     In connection with Buyer's purchase of the
        Shares: (a) Buyer has been fully informed as to the circumstances under which Buyer is required to take and hold the Shares pursuant to the requirements of the 1933 Act and any applicable state securities or "Blue Sky" laws; and (b) Buyer has been informed by Seller that the Shares are not registered under the 1933 Act and may not be transferred, assigned or otherwise disposed of unless the Shares are subsequently registered under the 1933 Act or an exemption from such registration is available.

                (10) Buyer understands that the Shares may not be sold, assigned or transferred unless: (a) such sale, assignment or transfer is exempt from registration under the 1933 Act and any applicable state securities or "Blue Sky" laws; or (b) a registration statement covering the Shares is effective under the 1933 Act.

                (11) Seller and Buyer acknowledge and agree that the representations, warranties, covenants and agreements of Seller contained in this Agreement shall not be affected or diminished in any way by any investigation by Buyer or by virtue of any representation or warranty of Buyer contained in this Section 8.H.

        I. NO RESTRICTIONS. Buyer is not a party to, subject to or bound by any agreement, judgment, order, writ, injunction or decree of any court or governmental body which could prevent the consummation of the transactions contemplated herein. No applicable federal, state or local law or ordinance prevents or prohibits the consummation of the transactions contemplated herein or necessitates any filing or the taking of any action by Buyer other than actions that have been or that will be taken prior to the Closing Date, as contemplated herein.

        J. NO MISSTATEMENTS, ETC. Neither this Agreement, the Exhibits or Schedules attached hereto, nor any other statement or document furnished to Seller by or on behalf of Buyer and relating to this Agreement, when read together, contains any misstatement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

        K. NO BROKER. With the exception of the assistance of SunTrust Corporate Finance, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly by Buyer with Seller without the intervention of any broker or other person so as to afford a basis for any claim for brokerage or other commissions or fees relative to this Agreement or the transactions contemplated hereby. Buyer agrees to bear sole responsibility for any claims for brokerage or other commissions or fees made by brokers engaged by Buyer including, without limitation, any amounts owed to SunTrust Corporate Finance.


9.      COVENANTS OF SELLER

        Seller covenants and agrees that, during the period from the date hereof to the Closing Date, Seller will cause:

        A. OPERATE IN REGULAR MANNER. Company to be operated only in the usual, regular and ordinary manner and use reasonable efforts (without entering into any written employment agreements) to preserve intact its present business organization.

        B. MAINTENANCE OF PROPERTY. Company's properties to be maintained in their current condition of repair, ordinary wear and tear excepted, with certain costs thereof to be reimbursed by Buyer to Seller as provided on SCHEDULE 7.V.(5).

        C. BOOKS AND RECORDS. The books of account and records relating to the operations of Company to be maintained in the usual, regular and ordinary manner on a basis consistent with past practices.

        D. TAXES AND ASSESSMENTS. All Taxes and assessments relating to the operation of Company during taxable periods ending on or before such Closing Date to be paid when due and payable and all Tax Returns relating to such Taxes and assessments to be filed whether such returns are required to be filed before or after the Closing Date.

        E. INSPECTION. Representatives of Buyer, including lenders, accountants, attorneys, engineers, architects and construction personnel, to be permitted to inspect any property or business records of Company upon reasonable notice and at any and all reasonable times during ordinary business hours of Company so long as the same does not disrupt the operation of Company.

        F. NO TAX SETTLEMENTS. Company not to withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate or personal property Taxes assessed against any assets of Company for any fiscal period in which the Closing Date is to occur or any subsequent fiscal period, without the prior written consent of Buyer.

        G. NOTICE OF CERTAIN EVENTS. Notify Buyer in writing as soon as possible upon Seller's receipt of any notices from any Persons or governmental authorities pertaining to Hazardous Materials on, from or affecting the Site or to alleged illegal activities or conditions at any of Company's properties or operations.

        H. CAPITAL CHANGES. Company not to issue or sell or otherwise make commitments with respect to the issuance or sale of any equity interest in Company or otherwise make changes to its capital structure.

        I. DIVIDENDS. Company not to declare or pay any dividends or other distribution of any kind in respect of any equity interest, except as described in SCHEDULE 7.O.

        J. CERTAIN ACTIONS. Company not to take any of the following actions:

                (1) Dispose of any assets other than in the ordinary course of business;

                (2) Mortgage, pledge or subject to liens or other encumbrances any assets or properties of Company;

                (3) Purchase or commit to purchase any capital asset for a price exceeding $100,000.00;

                (4) Except for planned or normal increases in the ordinary course of business with respect to non-officer employees, increase (or announce any increase of) any salaries, wages or employee benefits or hire, commit to hire or terminate any employee;

                (5) Amend its charter or bylaws;

                (6) Issue, sell or repurchase any of its capital stock or make any change in its issued and outstanding capital stock or issue any warrant, option or other right to purchase shares of its capital stock or any security convertible into its capital stock, or redeem, purchase or otherwise acquire any shares of its capital stock, or declare any dividends or make any other distribution with respect to its stock;

                (7) Incur, assume or guarantee any obligation or liability for borrowed money, or exchange, refund or renew any outstanding indebtedness in such a manner as to reduce the principal amount of such indebtedness and increase the interest rate or balance outstanding;

                (8) Cancel any debts owed to Company;

                (9) Amend or terminate any material agreement, including any employee benefit plan or any insurance policy, in force on the date hereof;

                (10) Solicit or entertain any offer for, or sell or agree to sell, or participate in any business combination with respect to, any assets of Company (except Inventories sold in the ordinary course of business consistent with past practices) or any of the Shares;

                (11) Make any changes in its accounting methods, principles or practices, except as may be required by GAAP;

                (12) Enter into any contract or agreement of the type described in SECTION 7.P.; or

                (13) Do any act, omit to do any act or permit any act within Seller's or Company's control which will cause a breach of any representation, warranty, covenant or agreement contained in this Agreement or any obligations contained in any contract.

        K. REMOVAL OF CERTAIN ENCUMBRANCES.The liens and encumbrances listed on SCHEDULES 7.I., 7.U.(1), 7.U.(2) and 7.W. to be terminated and removed as of the Closing Date at Seller's sole cost and expense, except as noted on such SCHEDULES.

        L.      HAZARDOUS MATERIALS.    Company: (1) not to use,
transport, store, dispose of or in any manner deal with Hazardous
Materials, except in compliance in all material respects with all applicable Environmental Laws; (2) to comply in all material respects with all applicable Environmental Laws, and to keep the Site free and clear of any liens imposed pursuant to such

Environmental Laws; and (3) not to install, or permit to be installed, Asbestos on the Site.

        M.      TRADEMARK.      All of Seller's right, title and interest
in and to the Trademark to be conveyed to Company on or before the Closing pursuant to the Trademark Assignment.

        N. REMEDIAL ACTIONS. Seller agrees to implement and/or complete, at its expense prior to Closing, each of the recommended actions specified in Section 5.0 of the report identified in Item 2 of SCHEDULE 7.AB. Such actions by Seller shall include the complete performance and payment by Seller of all of Company's obligations under that Agreement dated June 20, 1995, between Company and Walter Knestrick Contractors, Inc. If any of such actions are not sufficient to cause each of the conditions to be remediated by such action to comply with all applicable Environmental Laws, Seller shall take such additional actions, at its expense, as are reasonably requested by Company to bring such conditions into compliance.


10.     TITLE AND ENVIRONMENTAL MATTERS

        A.      TITLE MATTERS.

        (1) TITLE POLICY. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to Company's ability to obtain an owner's title insurance policy issued by Chicago Title Insurance Company (the "Title Company") with respect to Company's fee simple interest in the Site on a regular and customary form of title insurance policy then being issued by Title Company, insuring that Company is the valid owner, as of the Closing Date, of the fee simple estate in the Site. The cost of such title policy shall be the obligation of Buyer. The policy (or the final commitment if a policy is not obtained) shall contain no exceptions to coverage other than the following (each, a "Permitted Encumbrance"): (i) the liens of real estate taxes not due and payable as of the Closing Date; (ii) licenses and easements for public utilities; (iii) easements and restrictions of record; (iv) all applicable zoning ordinances for the governing municipality and other governmental regulations, laws and ordinances; (v) such matters as are set forth on the preliminary title commitment of Title Company received by Seller and attached hereto as EXHIBIT 10.A.(1) (the "Commitment"); and (vi) any other encumbrances which, either individually or in the aggregate, do not materially interfere with or restrict the use of or materially and adversely affect the value of the Site.

        (2) PRELIMINARY COMMITMENT. Within fifteen (15) days after the date hereof, Buyer shall specify to Seller and to Title Company any exception set forth in the Commitment which Buyer contends is not a Permitted Encumbrance. Any exception not so specified shall be deemed approved by Buyer.

        (3) SURVEY. Seller has furnished to Buyer a survey of the Site, which survey shall indicate the as-built location of buildings and structures on the Site. Any updates to such surveys shall be at Buyer's expense.

        B. ENVIRONMENTAL MATTERS. Seller has furnished to Buyer a Phase I environmental survey and a Report of Limited Sampling and Analysis relating to the Site. Buyer shall have a study period of forty-five (45) days after the date hereof within which to make, at its expense, such tests as it deems advisable to determine if there is an Environmental Condition on the Site and an additional fifteen (15) days within which to receive and review the results of such tests. Seller shall pay and/or reimburse Buyer for one-half of the out of pocket costs for any such testing; provided, however, that Seller's obligation to pay for the costs of such testing shall not exceed $12,500.00. If the testing indicates that there is an Environmental Condition at the Site, Buyer shall have the option to extend the study period an additional fifteen (15) days at its sole discretion. If Buyer discovers an Environmental Condition at the Site during the study period, Buyer may elect not to purchase the Shares unless Seller agrees to remediate such Environmental Condition, in which case Buyer shall have no right to refuse to purchase the Shares because of the presence of any Environmental Condition existing at the Site.


11.     CONDITIONS OF CLOSING

        A. CONDITIONS FOR THE BENEFIT OF BUYER. The obligations of Buyer to consummate the transactions provided for herein shall be subject to the satisfaction, on or before the Closing Date, or such earlier date as may be specified herein, of the following conditions, in addition to such other conditions as may be provided for in this Agreement:

                (1) Seller has made all of the deliveries required by SECTION 12.A.

                (2) The representations and warranties of Seller contained herein shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of and at the Closing Date with the same effect as if made at and as of such dates, except as provided or permitted hereunder, and Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them, at or prior to the Closing Date.

                (3) All consents and/or approvals (including those of Buyer's board of directors and of its lenders) necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.

                (4) No suit, action or other proceeding (including action under federal antitrust laws) to prohibit, delay or otherwise materially and adversely affect the consummation of this Agreement or to subject Buyer or Company to any liability resulting directly or indirectly from the transactions contemplated hereby shall have been instituted or threatened.

                (5) Buyer shall have received the opinion, dated as of the Closing Date, of Seller's Counsel, in form and substance reasonably satisfactory to Buyer's Counsel, to the effect that:

                        (a)  Seller is a corporation
                duly organized, validly existing and in
                good standing under the laws of the
                State of Tennessee.

                        (b)  Company is a corporation
                duly organized, validly existing and in
                good standing under the laws of the
                State of Tennessee and is duly
                qualified to transact business in the
                States of Louisiana and South Carolina.

                        (c)  Each of Seller and Company
                has the requisite corporate power to
                carry on its business as it is now
                being conducted.

                        (d)  The Shares are validly
                authorized, issued, fully paid and
                nonassessable.

                        (e)  The instruments of
                transfer to be delivered by Seller to
                Buyer on the Closing Date are
                sufficient to transfer to Buyer all
                right, title and interest in and to the
                Shares.

                        (f)  Neither the execution and
                delivery of this Agreement or the other
                agreements contemplated herein nor
                Seller's performance in accordance with
                their respective terms are restricted
                by or violate the terms of any existing
                constitution, law or administrative
                rule or regulation applicable to Seller
                or Company, the charter or bylaws of
                Seller or Company, or any lease,
                option, agreement, mortgage, loan
                agreement or any contractual or other
                obligation of Seller or Company listed
                on any Schedule to this Agreement.

                        (g)  To the best of counsel's
                current knowledge and belief, no legal
                action or proceeding against Seller or
                Company is pending or threatened at the
                Closing Date which, if successful,
                would prohibit consummation or require
                substantial rescission of the
                transactions contemplated by this
                Agreement.

                        (h)  Seller has full power to
                execute, deliver and perform this
                Agreement, and the other agreements and
                instruments executed on even date
                herewith pursuant to this Agreement.

                        (i)  This Agreement, and the
                other agreements and instruments
                executed on even date herewith pursuant
                to this Agreement have been duly and
                validly executed and delivered by
                Seller and they constitute legal, valid
                and binding obligations of Seller,
                enforceable in accordance with their
                respective terms (subject to applicable
                bankruptcy, insolvency and other laws
                affecting the enforceability of
                creditor's rights generally and subject
                to general principles of equity and
                subject to public policy considerations
                as expressed in the 1933 Act which may
                render certain indemnification
                provisions unenforceable and subject to
                the provisions of applicable securities
                laws).

                (6) The required waiting periods under the HSR Act have either expired or been terminated by the Federal Trade Commission and the Antitrust Division of the United States Department of Justice.

                (7) The Trademark Assignment has been duly executed and delivered by Seller.

                (8) The Supply Agreement has been duly executed and delivered by Seller.

                (9) The Noncompetition Agreement has been duly executed and delivered by Seller.

                (10) Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, certifying to the fulfillment of the foregoing conditions. Seller may, conditioned upon prior receipt of the written approval of Buyer, amend the Schedules attached hereto for the purpose of making immaterial corrections and clarifications thereon applicable to Seller and consistent with the terms and agreements contained herein, which amendments shall be attached to the certificate delivered pursuant to this SECTION 11.A.(10). Unless otherwise agreed to in writing by the parties hereto, if the Closing occurs, Buyer shall be deemed to waive any rights for breach of representation or warranty by Seller to the extent that such amendment corrects such representation or warranty. Nothing in this SECTION 11.A.(10) shall impose any obligation on Buyer either to accept any material amendment to the Schedules provided for herein or to close the transaction notwithstanding such amendment, unless Buyer elects to do so in its sole and absolute discretion.

                (11) Buyer shall have obtained financing for at least Forty-five Million Dollars ($45,000,000.00) on the terms set forth in the commitments for financing described in SECTION 13.A.(4) to allow it to complete the purchase of the Shares, it being acknowledged and agreed that Buyer and its Affiliates (and other entities, if any, investing through Buyer) shall fund at least Twelve Million Dollars ($12,000,000.00) toward the Purchase Price and expected transaction expenses.

        B. CONDITIONS FOR THE BENEFIT OF SELLER. The obligations of Seller to consummate the transactions provided for herein shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, in addition to such other conditions as may be provided for in this Agreement:

                (1)     Buyer has made all of the deliveries required by
        SECTION 12.B.

                (2) The representations and warranties of Buyer contained herein shall have been true and correct in all material respects as of the date hereof and shall be true and correct at and as of the Closing Date with the same effect as if made on and as of such dates, except as otherwise provided or permitted hereunder, and Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it, at or prior to the Closing Date.

                (3) All consents and/or approvals (including those of Seller's board of directors and lenders) necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.

                (4) No suit, action or other proceeding (including action under federal antitrust laws) to prohibit, delay or otherwise materially and adversely affect the consummation of this Agreement or to subject Seller to any liability resulting directly or indirectly from the transactions contemplated hereby shall have been instituted or threatened.

                (5) Seller shall have received an opinion, dated as of the Closing Date, from Buyer's Counsel, in form and substance reasonably satisfactory to Seller's Counsel to the effect that:

                        (a)  Buyer is a corporation
                duly organized, validly existing and in
                good standing under the laws of the
                State of New York.

                        (b)  Buyer has the requisite
                corporate power to carry on its
                business as it is now being conducted.

                        (c) Neither the execution and
                delivery of this Agreement or the other
                agreements contemplated herein nor
                Buyer's performance in accordance with
                their respective terms are restricted
                by or violate the terms of any existing
                constitution, law or administrative
                rule or regulation applicable to Buyer,
                the
                charter or bylaws of Buyer or, to the
                best of counsel's current knowledge and
                belief, any lease, option, agreement,
                mortgage, loan agreement or any
                contractual or other obligation of
                Buyer.

                        (d) To the best of counsel's
                current knowledge and belief, no legal
                action or proceeding against Buyer is
                pending or threatened at the Closing
                Date which, if successful, would
                prohibit consummation or require
                substantial rescission of the
                transactions contemplated by this
                Agreement.

                        (e) Buyer has full power to
                execute, deliver and perform this
                Agreement, and the other agreements and
                instruments executed on even date
                herewith pursuant to this Agreement.

                        (f)  This Agreement, and the
                other agreements and instruments
                executed on even date herewith pursuant
                to this Agreement, each have been duly
                and validly executed and delivered by
                Buyer and they constitute legal, valid
                and binding obligations of Buyer,
                enforceable in accordance with their
                respective terms (subject to applicable
                bankruptcy, insolvency and other laws
                affecting the enforceability of
                creditor's rights generally and subject
                to general principles of equity and
                subject to public policy considerations
                as expressed in the 1933 Act which may
                render certain indemnification
                provisions unenforceable).

                (6) The required waiting periods under the HSR Act have either expired or been terminated by the Federal Trade Commission and the Antitrust Division of the United States Department of Justice.

                (7) The Supply Agreement has been duly executed and delivered by Company.

                (8) Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, certifying to the fulfillment of the foregoing conditions. Buyer may, conditioned upon prior receipt of the written approval of Seller, amend the Schedules attached hereto for the purpose of making immaterial corrections and clarifications thereon applicable to Buyer and consistent with the terms and agreements contained herein, which amendments shall be attached to the certificate delivered pursuant to this
        SECTION 11.B.(8). Unless otherwise agreed to in writing by the parties hereto, if the Closing occurs, Seller shall be deemed to waive any rights for breach of representation or warranty by Buyer to the extent that such amendment corrects such representation or warranty. Nothing in this SECTION 11.B.(8) shall impose any obligation on Seller either to accept any material amendment to the Schedules provided for herein or to close the transaction notwithstanding such amendment, unless Seller elects to do so in its sole and absolute discretion.

        C. BEST EFFORTS AND RIGHT TO PERFORM. Seller and Buyer shall use their best efforts to fulfill all of their respective pre-Closing obligations under this Agreement; provided, however, that, unless otherwise required by this Agreement, no party shall be required to make any material out-of-pocket payments (other than customary fees and charges and salary and travel expenses) or incur any additional material obligations to satisfy such obligations or conditions. Seller and Buyer shall have the right, but not the obligation (unless otherwise required by this Agreement), to assist the other in performing any pre-Closing obligations or conditions precedent of the other party.

        D. FAILURE OF CONDITIONS. If any of the foregoing conditions precedent to Seller's obligations fail, Seller, subject to SECTION 13, may elect, in its sole discretion, not to sell the Shares. If any of the foregoing conditions precedent to Buyer's obligations fail, Buyer, subject to SECTION 13, may elect, in its sole discretion, not to purchase the Shares.

        E. WAIVER OF CONDITIONS. Seller or Buyer, as the case may be, may waive any condition precedent to its obligations under this Agreement; provided, however, that such waiver can be granted only on the waiving party's behalf and only to the extent that it does not affect any other party's rights hereunder.


12.     DELIVERIES AT THE CLOSING

        A. SELLER'S DELIVERIES TO BUYER. At the Closing, Seller shall deliver to Buyer, in addition to any and all other instruments required hereunder to be so delivered to Buyer by Seller, the following:

                (1) A stock certificate or stock certificates representing the Shares, registered in the name of Seller and duly endorsed in blank or with executed stock powers or assignments attached, in proper form for transfer;

                (2) Written resignations of all officers and directors of Company effective as of the Closing Date;

                (3) Copies of the charter and bylaws of Seller and of Company and of resolutions adopted by the board of directors of Seller authorizing and approving the execution and performance of this Agreement and the other agreements contemplated by this Agreement and the sale and transfer of the Shares, all as certified by an appropriate officer of Seller as of the Closing Date;

                (4) A certificate as to the incumbency of each person executing this Agreement and the other agreements contemplated by this Agreement on behalf of Seller;

                (5) A Certificate of Existence with respect to Seller dated not more than seven (7) days prior to the Closing Date issued by the Tennessee Secretary of State;

                (6) A Certificate of Existence with respect to Company dated not more than seven (7) days prior to the Closing Date issued by the Tennessee Secretary of State and certificates of corporate good standing (or equivalent) with respect to Company dated not more than seven (7) days prior to the Closing Date issued by the appropriate officers of the States of Louisiana and South Carolina;

                (7)     The Supply Agreement, duly executed by Seller;

                (8)     The Noncompetition Agreement, duly executed by
        Seller;

                (9)     The opinion of Seller's Counsel referred to in
        SECTION 11.A.(5); and

                (10)    The certificate of Seller required by SECTION
        11.A.(10).

        B. BUYER'S DELIVERIES TO SELLER. At the Closing, Buyer shall deliver to Seller, in addition to any and all other instruments required hereunder to be so delivered to Seller by Buyer, the following:

                (1)     The Purchase Price;

                (2) Copies of the charter and bylaws of Buyer and of resolutions adopted by the board of directors of Buyer authorizing Buyer's execution and performance of this Agreement and the other agreements contemplated by this Agreement and the purchase of the Shares, all as certified by an appropriate officer of Buyer as of the Closing Date;

                (3) A certificate as to the incumbency of each person executing this Agreement and the other agreements contemplated by this Agreement on behalf of Buyer;

                (4) Certificates of corporate good standing (or equivalent) with respect to Buyer dated not more than seven (7) days prior to the Closing Date issued by the secretary of state or other appropriate officer of the state of New York;

                (5)     The Supply Agreement, duly executed by Company;

                (6)     The opinion of Buyer's Counsel referred to in
        SECTION 11.B.(5); and

                (7)     The certificate of Buyer required by SECTION
        11.B.(8).

        C. OTHER DELIVERIES. At the Closing, all other consents, permits, licenses and administrative approvals required to be obtained as conditions precedent to the consummation of the transactions provided for herein shall be delivered.


13.     TERMINATION

        A. BY AGREEMENT OR FAILURE OF CONDITIONS. This Agreement may be terminated:

                (1)     By mutual consent of all parties hereto;

                (2) By Buyer if any of the conditions to Buyer's obligations to consummate the transactions contemplated in this Agreement shall not have been satisfied, or waived by Buyer, on or prior to the Closing Date; or

                (3) By Seller if any of the conditions to Seller's obligations to consummate the transactions contemplated in this Agreement shall not have been satisfied, or waived by Seller, on or prior to the Closing Date; or

                (4) By Seller if, on or before August 31, 1995, Buyer fails to obtain and furnish to Seller one or more commitments for financing for at least Forty-five Million Dollars ($45,000,000.00) (it being acknowledged and agreed that Buyer and its Affiliates (and other entities, if any, investing through Buyer) shall fund at least Twelve Million Dollars ($12,000,000.00) toward the Purchase Price and expected transaction expenses) to allow Buyer to purchase the Shares on a basis that Buyer indicates to Seller is satisfactory and which commitment contains terms and conditions that are reasonably satisfactory to Seller.

        B. LAPSE OF TIME. Any provision of this Agreement to the contrary notwithstanding, if the Closing has not been held for any reason whatsoever on or before the Termination Date, either party may terminate this Agreement by written notice to the other party.

        C. NOTICE; REMEDIES. The rights of termination hereof as provided herein shall be exercised by written notice of termination given by the terminating party to the other party in the manner hereinafter provided. Any such right of termination shall not preclude any legal or equitable remedies which may be available to any nondefaulting party hereto arising out of any default hereunder by the other party hereto. In the event of a default by any party, the nondefaulting party shall have such remedies against the defaulting party as may be available to the nondefaulting party either pursuant to this Agreement and/or at law or in equity, including the right to recover all costs, expenses or damages resulting from such default and the right to specifically enforce this Agreement.


14.     INDEMNIFICATION

        A. INDEMNIFICATION BY SELLER. Seller will indemnify, defend and hold Buyer and Company (collectively, the "Buyer Parties") harmless after the Closing Date from and against any claims or costs (including, without limitation, reasonable attorneys' fees and court costs and costs of investigation), losses, damages, liabilities or expenses (collectively "Costs") incurred by the Buyer Parties (whether as a result of a third-party claim, or otherwise) as a result of:

                (1) The breach of any of Seller's representations and warranties made under or pursuant to this Agreement or any of the other agreements contemplated by this Agreement;

                (2) The nonfulfillment of any covenant, agreement or obligation to be performed by Seller under or pursuant to this Agreement or any of the other agreements contemplated by this Agreement;

                (3) Any claim for brokerage, finders' fees or other commissions relative to this Agreement or any of the other agreements contemplated by this Agreement asserted by or on behalf of any broker or finder claiming to have been retained by Seller or to have rendered services on Seller's behalf;

                (4) The litigation described on SCHEDULE 7.J.(2) (the "Litigation") (subject to the further conditions described in
        SECTION 14.D.);

                (5)     Any Scheduled Environmental Condition; or

                (6) Any Environmental Condition existing on the Closing Date that was caused by Seller or is known to Seller.

        B. INDEMNIFICATION BY BUYER. Buyer will indemnify, defend and hold Seller harmless on and after the Closing Date from and against all Costs incurred by Seller (whether as a result of a third-party claim, or otherwise) as a result of:

                (1) The breach of any of Buyer's representations and warranties made under or pursuant to this Agreement or any of the other agreements contemplated by this Agreement;

                (2) The nonfulfillment of any covenant, agreement or obligation to be performed by Buyer under or pursuant to this Agreement or any of the other agreements contemplated by this Agreement; or

                (3) Any claim for brokerage, finders' fees or other commissions relative to this Agreement or any of the other agreements contemplated by this Agreement asserted by or on behalf of any broker or finder claiming to have been retained by Buyer or to have rendered services on Buyer's behalf.

        C. PARTICIPATION IN THIRD PARTY CLAIMS. Should any claim be made by a person not a party to this Agreement with respect to any matter to which the foregoing indemnity relates, the indemnified party shall promptly notify the indemnifying party thereof. If the indemnified party fails to promptly notify the indemnifying party, the obligation of the indemnifying party shall be reduced by the amount of damages actually suffered as a result of such late notice. The indemnified party may make settlement of a claim and such settlement shall be binding on both parties hereto for the purposes of this SECTION 14 if, not less than thirty (30) days prior to such settlement, the indemnified party delivers to the indemnifying party written notice of its intent to settle such claim, which notice shall set forth the terms of the proposed settlement; provided, however, that if within such thirty (30) day period the indemnifying party shall have requested the indemnified party to contest any such claim at the expense of the indemnifying party, the indemnified party shall promptly comply, and the indemnifying party shall have the right to direct the defense of such claim or any litigation based thereon at its own expense through counsel reasonably acceptable to the indemnified party. The indemnified party shall also have the right to participate in the settlement of any such claim or in any such litigation so long as its participation is at its own expense and with the understanding that the indemnifying party may settle in its own discretion. Any payment or settlement made by the indemnifying party in such contest, together with the total expense thereof, shall be binding on the indemnified party and the indemnifying party for the purposes only of this SECTION 14. Notwithstanding anything herein to the contrary, an indemnifying party shall not, without the prior written consent of the indemnified party, settle any claim in any manner which adversely affects the indemnified party or Company. In addition to the foregoing, the indemnifying party shall assume the defense of any claim, action or proceeding within the scope of the foregoing indemnities upon the written request of the indemnified party.

        D. LITIGATION. Seller will assume the defense of and will control the Litigation and the settlement of such matters; provided, however, that Seller (i) will use its best efforts to avoid any judgment which would involve equitable relief (for example, reinstatement) of any kind against any of the Buyer Parties, and (ii) will not enter into any settlement involving such relief without Buyer's prior written consent. It is understood and agreed that Seller shall have no obligation to indemnify the Buyer Parties for any equitable relief that may be awarded in the Litigation.

15.     TAX MATTERS

        A.      TAX INDEMNITIES.

                (1) From and after the Closing Date, Seller agrees to indemnify Buyer and Company against all Taxes (i) imposed on Seller or any member of an affiliated group with which Seller files a consolidated or combined income tax return with respect to any taxable period that ends on or before the Closing Date, including any Taxes resulting from or attributable to Seller's sale of the Shares and the Section 338(h)(10) Election (as defined herein), or (ii) imposed on Company with respect to any taxable period that ends on or before the Closing Date, including any Taxes resulting from or attributable to the Section 338(h)(10) Election (as defined herein), provided, however, that no indemnity shall be provided under this Agreement for any Taxes resulting from any transaction of Company occurring after the Closing Date. Any indemnity payment made by Seller pursuant to this SECTION 15.A. shall, in accordance with SECTION 15.G.(1), be treated for tax purposes as an adjustment to the Purchase Price and shall not include or require any gross-up for Taxes on such indemnity payment.

                (2) From and after the Closing Date, Buyer shall indemnify Seller against all Taxes imposed on or with respect to Company that are not subject to indemnification pursuant to
        SECTION 15.A.(1). Any indemnity payment made by Buyer pursuant to this SECTION 15.B. shall, in accordance with SECTION 15.G.(1), be treated for tax purposes as an adjustment to the Purchase Price and shall not include or require any gross-up for Taxes on such indemnity payment.

                (3) Any indemnity payment required under this SECTION 15.A. shall be made within ten (10) business days following notice by the party to be indemnified that payment of the amount for which indemnity is sought is then due to the appropriate Tax authority; provided, however that no indemnity payment shall be required to be made more than two (2) business days before it is due to the appropriate Tax authority. In the case of a Tax that is contested pursuant to SECTION 15.C., payment of the Tax to the appropriate Tax authority will not be considered to be due until a final non-appealable determination to such effect is made by the appropriate Tax authority or a court.

                (4) For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Tax payable for the period ending on the Closing Date shall be (i) in the case of any Tax other than a Tax based upon or measured by income, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of any Tax based upon or measured by income, the amount which would be payable if the taxable year ended on the Closing Date. Any credit or prepayment shall be prorated based upon the fraction employed in clause (i) of the next preceding sentence. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this SECTION 15.A.(4) shall be computed by reference to the level of such items on the Closing Date.

        B.      REFUNDS AND TAX BENEFITS

                (1) Buyer shall promptly pay or cause Company to pay to Seller any refund or credit (including any interest paid or credited with respect thereto) received by Buyer or Company of Taxes (i) relating to taxable periods ending on or before the Closing Date or (ii) attributable to an amount paid by Seller under SECTION 15.A., but, in each case, only to the extent that the right to such refund or credit was not included as an asset of Company on the Balance Sheet. Buyer shall, if Seller so requests and at Seller's expense, file for or cause Company to file for and obtain any refund to which Seller (or Seller, indirectly through Company) is entitled under this SECTION 15.B. Buyer shall permit or cause Company to permit Seller to control (at Seller's expense) the prosecution of any such refund claim, and shall cause the relevant entity to authorize by appropriate power of attorney such persons as Seller shall designate to represent such entity with respect to such refund claim.

                (2) If Seller pays an amount pursuant to SECTION 15.A., and the underlying adjustment resulting in the obligation of Seller results in a Tax benefit to Buyer, any subsidiary or any Affiliate of Buyer or Company or any entity with which Company files a consolidated, combined or unitary tax return for a period or portion thereof beginning after the Closing Date and ending on or before the date of the Tax payment giving rise to the indemnity obligation, then, upon Seller's request and at Seller's expense and provided that the period of limitations for obtaining a refund such Taxes has not expired, Buyer shall file or cause Company to file a claim for refund and diligently pursue the same. Buyer shall permit or cause Company to permit Seller to control (at Seller's expense) the prosecution of any such refund claim, and shall cause the relevant entity to authorize by appropriate power of attorney such persons as Seller shall designate to represent such entity with respect to such refund claim. Buyer shall pay or cause Company to pay to Seller, upon receipt of any such refund, the amount of such refund attributable to the Tax benefit, including allocable interest to the extent actually received.

        C.      CONTESTS.

                (1) After the Closing Date, Buyer shall notify Seller in writing of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on Buyer or Company which, if determined adversely to the taxpayer or after the lapse of time, would be grounds for indemnification under
        SECTION 15.A. within fifteen (15) days after such commencement or the receipt of such demand or claim. Such notice to Seller shall contain factual information (to the extent known to Buyer or Company) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability. If Buyer fails to give Seller notice of an asserted Tax liability as required by this SECTION 15.C., then, if Seller is precluded by the failure to give such notice from contesting the asserted Tax liability in formal proceedings before either the administrative or judicial forum, then Seller shall not have any obligation to indemnify Buyer or Company for any loss arising out of such asserted Tax liability.

                (2) Seller may elect to direct, through counsel of its own choosing and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under SECTION 15.A. (any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a "Contest"); provided, however, that Buyer and Company and their duly appointed representatives shall have the right to participate in any such Contest, at their own expense, to the extent that such Contest relates to matters for periods after the Closing Date; and provided, further, that Seller shall obtain the consent of Buyer and Company prior to the resolution or settlement of any such dispute to the extent it relates to matters after the Closing Date, which consent shall not be unreasonably withheld or delayed. If Seller elects to direct a Contest, within thirty (30) days after receipt of the notice of asserted Tax liability, Seller shall notify Buyer of its intent to do so, and Buyer shall cooperate and shall cause Company or its respective successor or successors to cooperate, at Seller's expense, in each phase of such Contest.
        If Seller chooses to direct the Contest, Buyer promptly shall empower and cause Company or its successor to empower (by power of attorney and such other documentation as may be necessary and appropriate) such representatives of Seller as it may designate to represent Buyer or Company or their respective successors in the Contest insofar as the Contest involves an asserted Tax for which Seller may be required to indemnify Buyer or Company under
        SECTION 15.A. If Seller elects not to direct the Contest, fails to notify Buyer of its election as herein provided or contests its obligation to indemnify under SECTION 15.A., Buyer or Company may pay, compromise or contest, at their own expense, such asserted Tax liability without prejudice to any right of Buyer or Company to indemnification if otherwise entitled thereto hereunder.

        D. PREPARATION OF TAX RETURNS. Seller shall cause to be prepared and filed any Tax Return relating to Company for any taxable period ending on or before the Closing Date. Any such Tax Return shall be prepared an a basis consistent with those prepared for prior Tax years unless a different treatment of any item is required by an intervening change in law. Buyer shall prepare or cause Company to prepare any Tax Return relating to Company for any taxable period ending after the Closing Date.

        E.      SECTION 338(h)(10) ELECTION.

                (1) The parties shall cause an election to be made under Sections 338(g) and 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) (collectively a "Section 338(h)(10) Election") in connection with the sale of the Shares contemplated hereby and with respect to Company and shall comply with the rules and regulations applicable to such Section 338(h)(10) Election. Buyer shall pay all expenses associated with the Section 338(h)(10) Election including, without limitation, the costs of any necessary appraisals.

                (2) On or prior to the Closing Date, Buyer and Seller (and/or other entities as necessary) jointly shall execute two copies (one for Buyer and one for Seller) of Internal Revenue Service Form 8023-A (or any successor form) and all attachments required to be filed therewith pursuant to applicable regulations. The forms relating to the Section 338(h)(10) Election for federal, state and local Tax purposes hereinafter shall be referred to as the "SECTION 338 FORMS". Buyer and Seller agree that the Section 338 Forms shall be filed with the appropriate Tax authorities not earlier than sixty (60) days before the latest date for the filing thereof. In no event shall the Section 338 Forms be filed later than fifteen (15) days before they are due. At least one hundred twenty (120) days prior to the latest date for the filing of each Section 338 Form, Buyer shall prepare and submit to Seller any necessary corrections, amendments or supplements to such Section 338 Form and the attachments thereto, as previously executed by Buyer and Seller (and/or other entities as necessary). Buyer shall not file any Section 338 Form or the attachments thereto, as corrected, amended or supplemented, unless Buyer obtains Seller's consent, which consent shall not be unreasonably withheld or delayed. On or prior to the 30th day after Seller's receipt of such corrections, amendments or supplements from Buyer, Seller shall deliver to Buyer either (i) its consent to such filing or
        (ii) a written notice specifying in reasonable detail all disputed items and the basis therefor. If, within thirty (30) days after Buyer's receipt of the written notice described in clause (ii) above, Buyer and Seller have been unable to resolve their differences, any remaining disputed issues shall be submitted to a nationally recognized independent public accounting firm in the United States (other than a firm which then serves, has been selected to serve in the future or has served within the past three years as the independent auditor for Buyer) selected by Seller, and reasonably acceptable to Buyer, to resolve the issues in a final and binding manner after hearing the views of both parties. In that event, Buyer and Seller shall execute and consent to the filing of the corrected, amended or supplemented Section 338 Forms in the manner determined by such accounting firm. The fees and expenses of the accounting firm shall be paid by the non-prevailing party.

                (3) For purposes of making the Section 338(h)(10) Election, Buyer and Seller shall agree upon an allocation of Buyer's "adjusted grossed-up basis" in the Shares (within the meaning of the regulations under Section 338 of the Code) to



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        the tangible and intangible assets of Company as of the Closing
        Date (the "Allocation"). The Allocation shall be binding upon Buyer and Seller for purposes of allocating the "deemed selling price" (within the meaning of the regulations under Section 338 of the Code) among the assets of Company. Neither party shall file any Tax Return, or take a position with a Tax authority, that is inconsistent with the Allocation. If Buyer and Seller shall not be able to agree to the Allocation, they shall submit any dispute to a nationally recognized independent public accounting firm in the United States which is mutually agreeable to Buyer and Seller to resolve all disputed matters related to the Allocation, and such resolution shall be binding on both parties. The fees and expenses of the accounting firm shall be shared equally by Buyer and Seller.

        F. COOPERATION AND EXCHANGE OF INFORMATION. Seller and Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Tax authorities. Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each party will retain all returns, schedules and work papers and all material records or other documents relating to Tax matters of Company for the taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) eight years following the due date (without extension) for such returns. Any information obtained under this SECTION 15.F. shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

        G.      MISCELLANEOUS.

                (1) The parties agree to treat all payments made under this SECTION 15, under any other indemnity provision contained


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        in this Agreement, and for any misrepresentations or breach of warranties or covenants as adjustments to the Purchase Price for Tax purposes.

                (2) For the purposes of this SECTION 15, all references to Buyer, Seller and Company include successors.

                (3) The covenants and agreements of the parties hereto contained in this SECTION 15 shall survive the Closing and shall remain in full force and effect with respect to: (a) Seller's obligations until the expiration of all statutes of limitations with respect to any Taxes that would be indemnifiable by Seller under SECTION 15.A.(l); and (b) Buyer's obligations until the expiration of all statutes of limitations with respect to any Taxes that would be indemnifiable by Buyer under SECTION 15.A.(2) or SECTION 15.B. of this Agreement.

16.     SURVIVAL OF TERMS

        All of the representations and warranties of the respective parties hereto, as contained herein, shall survive the Closing Date and shall continue thereafter in full force and effect for a period of two (2) years following the Closing Date notwithstanding any investigations heretofore or hereafter made by or on behalf of any of the parties hereto, provided, however, that the terms and provisions of SECTION 15 hereof shall remain in full force and effect as set forth therein, the representations and warranties set forth in SECTION 7.N. shall remain in full force and effect for a period of ninety (90) days following the expiration of all statute(s) of limitations applicable to the Taxes in question, the representations and warranties set forth in SECTION 7.AB. and SECTION 7.AC. shall remain in full force and effect for a period of five (5) years following the Closing Date, and the representations and warranties set forth in SECTION 7.H., SECTION 7.I., SECTION 7.V.(2) and
SECTION 7.Y.(1) shall be actionable by Buyer at any time there is a breach thereof following the Closing Date. The limitations on survival set forth in this SECTION 16 shall not affect or terminate any claim made by Buyer against Seller prior to the expiration of the applicable survival period with respect to any breach of a representation or warranty, which claim shall remain effective until finally settled as between the parties.

17.     WAIVER AND AMENDMENT

        Any of the provisions of this Agreement may be waived in writing at any time, by the party or parties which is or are



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entitled to the benefit of such provision. Any of the provisions of this
Agreement may be amended at any time by written agreement of all parties.


18.     CONFIDENTIAL INFORMATION AND RETENTION OF DOCUMENTS

        A. CONFIDENTIAL INFORMATION. All information given by any party hereto to any other party shall be used only for the purposes of this Agreement and the transactions contemplated in this Agreement and shall be treated as confidential and not disclosed to others except the parties' attorneys, accountants and agents and except insofar as such data or information is published or is a matter of public knowledge or is required to be disclosed by applicable law or legal process. In the event that Buyer does not consummate the acquisition provided for herein for any reason whatsoever, Buyer shall return to Seller all copies of data supplied by Seller to Buyer or its representatives.

        B. RETENTION OF DOCUMENTS. Seller agrees that, after the Closing Date, all of Seller's documents relating to the ownership and operation of Company during the period prior to the Closing Date shall be open for inspection by representatives of Buyer at any time during regular business hours of Seller for any proper purpose until such time as such documents are destroyed or possession thereof is given to Buyer as provided for in the following sentences, and that Buyer at its expense may during such period make such copies thereof as it may reasonably request. Without limiting the generality of the foregoing, for a period commencing on the Closing Date and ending on the sixth anniversary of the Closing Date, Seller shall not destroy or give up possession of any document referred to in the preceding sentence without first offering to Buyer the opportunity, at Buyer's expense (but without any other payment), to obtain the same. Thereafter, Seller shall be free to dispose of such documents as it deems fit.

        C.      INSPECTION OF DOCUMENTS.  Buyer agrees that, subject to
Section 6.3 of the Supply Agreement, after the Closing Date, documents relating to the ownership and operation of Company prior to the Closing Date shall be open for inspection by representatives of Seller if needed in the course of any audit, claim or litigation involving such operations at any time during regular business hours of Seller for any proper purpose until such time as such documents are destroyed or possession thereof is given to Seller as provided for in the following sentences, and that Seller at its expense may during such period make such copies thereof as it may reasonably request. Without limiting the generality of the foregoing, for a



                                -54-
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period commencing on the Closing Date and ending on the sixth anniversary of the Closing Date, Buyer shall not and shall not allow Company to destroy or give up possession of any document referred to in the preceding sentence without first offering to Seller the opportunity, at Seller's expense (but without any other payment), to obtain the same. Any documents shall be held in confidence pursuant to SECTION 18.A. Thereafter, Seller shall be free to dispose of such documents as it deems fit.


19.     FEES AND EXPENSES

        Except as otherwise provided herein, Seller and Buyer, respectively, shall each bear its own costs and expenses incurred in connection herewith and with the transactions contemplated hereby, whether or not the sale of the Shares hereunder shall be consummated or this Agreement subsequently shall be terminated. Any recording costs shall be paid by the party desiring recordation.


20.     PUBLICITY

        The parties agree that except, as required by law, neither of them will make any public announcement regarding this Agreement without the approval of the other party, such approval not to be unreasonably withheld or delayed.


21.     CERTAIN OPERATING SYSTEMS

        Buyer and Seller recognize that Company requires additional computer hardware and software systems to permit Company to perform certain accounting and other functions such that Company can operate on a stand-alone basis. Promptly following the date hereof, Seller, at its expense, shall engage a consultant to advise Buyer and Seller as to the most effective method for installing such systems at Company. Following the receipt of the consultant's report, Seller and Buyer shall consult in good faith and shall agree upon an appropriate system and the preferred vendor therefor. Seller shall use its best efforts to cause such system to be fully installed and operational (including reasonable and customary employee training) prior to the Closing Date. If such system is not fully operational prior to the Closing Date, Seller shall make available to Company following the Closing access to Seller's network and MIS personnel as may be necessary to permit Company to remain fully operational consistent with past practice pending the



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final installation and operability of the new system at Company.  In such event, Buyer shall pay and/or reimburse Seller (in an amount not to exceed $2,500.00 per month) for Seller's out-of-pocket costs incurred in allowing such access, including any expenses incurred in connection with ensuring security of Seller's computer system. At the Closing, Buyer shall reimburse Seller for the amount of all out-of-pocket costs paid or payable by Seller to the selected vendor for hardware and software and installation thereof. In addition, prior to Closing, Seller shall, at its expense, cause the telephone system of Company to be operational on a stand-alone basis.

22.     TRANSFER TAXES, ETC.

        Notwithstanding SECTION 15, Buyer shall be responsible for and shall pay any transfer taxes, sales and/or use taxes, documentary stamps or similar taxes, fees or charges imposed by federal, state or local governments as the result of the sale of any Shares to Buyer.


23.     NOTICES

        Any notice which any party hereto may desire or may be required hereunder to give to the other parties hereto shall be in writing and shall be deemed to be duly given when received (or when first refused, if that be the case) by personal delivery, by overnight delivery service which provides return receipts, or by express, registered or certified U.S. mail, postage prepaid, return receipt requested, addressed to such other party as follows:

        BUYER:  c/o Levmark Capital Corporation
                        175 Memorial Highway
                        New Rochelle, New York 10801
                        Attn: William J. Solomon

        copy to:        King & Spalding
                        191 Peachtree Street
                        Atlanta, Georgia 30303-1763
                        Attn: Michael J. Egan III

        SELLER: Shoney's, Inc.
                        1727 Elm Hill Pike
                        Nashville, Tennessee 37210
                        Attn: Secretary



                                -56-
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        copy to:        Tuke Yopp & Sweeney
                        17th Floor
                        Third National Bank Building
                        201 Fourth Avenue, North
                        Nashville, Tennessee 37219-2040
                        Attn:  Gary M. Brown

or to such other address as a party hereto hereafter may designate to the other party in writing.


24.     CONSTRUCTION

        As herein used, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders, unless the context would clearly not admit such construction. This instrument shall be construed and interpreted in accordance with the laws of the State of Tennessee. Section or paragraph headings are employed herein solely for convenience of reference, and such headings shall not be used in construing any term or provisions of this instrument.


25.     SUCCESSORS AND ASSIGNS

        This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns, provided, however, that neither this Agreement nor any of the rights or obligations of any party hereto may be assigned without the prior written consent of the other party hereto; and provided further that Buyer may assign its rights hereunder to any entity that is a direct or indirect wholly-owned subsidiary of Levmark Corporation.


26.     SEVERABILITY

        Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be valid and enforceable; provided, however, that in the event any provision or term of this Agreement should be determined to be invalid or unenforceable, all other provisions and terms of this Agreement and the application thereof to all persons and circumstances subject thereto shall remain unaffected to the extent permitted by law. If any application of any provision or term of this Agreement to any person or circumstances should be determined to be invalid or unenforceable, the application of such provision or term to other



                                -57-
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persons and circumstances shall remain unaffected to the extent permitted by law.

27.     COUNTERPARTS

        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original hereto and all of which together shall constitute but one Agreement.

28.     ENTIRE AGREEMENT

        This Agreement and the agreements and documents to be executed and delivered pursuant to this Agreement constitute the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and undertakings of the parties pertaining to the subject matter hereof and there are no representations or warranties, express or implied, other than those contained in this Agreement.

29.     FURTHER ASSURANCES

        After the Closing Date, Seller shall take all such actions and deliver all such documents as shall be reasonably necessary or appropriate to confirm and vest title to the Shares in Buyer.

30.     NO THIRD PARTY BENEFICIARIES

        With the exception of the parties to this Agreement, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights accruing by virtue of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

                                SELLER:

                                SHONEY'S, INC.

                                By: /s/ W. Craig Barber
                                   ______________________________
                                Title: EVP & CFO


                                BUYER:

                                LEVMARK CAPITAL CORPORATION

                                By: /s/ William J. Solomon
                                   ____________________________
                                Title: Vice President

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                       EXHIBITS AND SCHEDULES

                            OMITTED FOR

                           FILING PURPOSES